Alternative Loan Trust 2007-OA6
Issuing Entity
Final Term Sheet
$561,485,100 (Approximate)
CWALT, Inc.
Depositor
Countrywide Home Loans, Inc.
Sponsor and Seller
Countrywide Home Loans Servicing LP
Master Servicer

     This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.
     The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and none of the depositor, the issuing entity or any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.
     THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUING ENTITY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.
     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.
The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS
DATED APRIL 29, 2007
Mortgage Pass-Through Certificates, Series 2007-OA6
Distributions payable monthly, beginning May 25, 2007
The issuing entity will issue certificates, including the following classes of certificates that are offered pursuant to this free writing prospectus:

	Initial Class	Pass-Through		Initial Class	Pass-Through
	Certificate Balance(1)	Rate(2)		Certificate Balance (1)	Rate(2)
Class A-1-A	$254,245,000	Floating	Class M-3	$3,705,000	Floating
Class A-1-B	$50,000,000	Floating	Class M-4	$7,690,000	Floating
Class A-2	$126,768,750	Floating	Class M-5	$4,275,000	Floating
Class A-3	$76,061,250	Floating	Class M-6	$2,280,000	Floating
Class A-R	$100	N/A	Class M-7	$5,410,000	Floating
Class M-1	$13,960,000	Floating	Class M-8	$1,995,000	Floating
Class M-2	$12,250,000	Floating	Class M-9	$2,845,000	Floating

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5%.

(2)	The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the index on which the pass-through rates are based, the method for calculating their pass-through rates and their initial ratings, are listed in the tables under “Summary—Description of the Certificates” of this free writing prospectus.

Summary
Issuing Entity
Alternative Loan Trust 2007-OA6, a common law trust formed under the laws of the State of New York.
Depositor
CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.
Sponsor and Sellers
Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.
Master Servicer
Countrywide Home Loans Servicing LP
Trustee
The Bank of New York
Swap Counterparty
Credit Suisse International
The NIM Insurer
After the closing date, a separate trust or trusts (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the Class P and Class C Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guaranty payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.” The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.
Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.
Pooling and Servicing Agreement
The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.
Cut-off Date
For any mortgage loan, the later of April 1, 2007 and the origination date for that mortgage loan (referred to as the “cut-off date”).
Closing Date
On or about April 30, 2007.
The Mortgage Loans
The mortgage loans will consist of 30- and 40-year conventional, adjustable rate, negative amortization mortgage loans secured by first liens on one- to four-family residential properties with an aggregate current principal balance of approximately $569,747,978 as of April 1, 2007. The mortgage rate on each mortgage loan is fixed during an introductory period of zero, one or three months after origination. Thereafter, the interest rate on each mortgage loan adjusts monthly based on a specified index, but the scheduled monthly payments on the mortgage loans adjust annually.
The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be substituted for the mortgage loans that are described in this free writing prospectus. Any substitution will not result in a material difference in the final mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the cut-off date, the mortgage loans had the following characteristics:

Aggregate Current Principal Balance	$569,747,978

Geographic Concentrations in excess of 10%:

California	53.76%

Florida	14.20%
Weighted Average Original LTV Ratio	74.56%
Weighted Average Current Mortgage Rate	5.488%

Range of Current Mortgage Rates	1.000% to 10.125%

Average Current Principal Balance	$422,662

Range of Current Principal Balances	$31,500 to $2,992,879
Weighted Average Remaining Term to Maturity	395 months
Weighted Average FICO Credit Score	713

Weighted Average Gross Margin	3.369%
Weighted Average Maximum Mortgage Rate	9.982%
Weighted Average Minimum Mortgage Rate	3.369%
Additional information regarding the mortgage loans is set forth in Annex A to this free writing prospectus

Description of the Certificates
The issuing entity will issue the following classes of certificates:

	Initial
	Class Certificate		Initial Rating	Initial Rating
Class	Balance (1)	Type	(Moody’s) (2)	(S&P) (2)
Offered Certificates
Class A-1-A	$254,245,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA
Class A-1-B	$50,000,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA
Class A-2	$126,768,750	Senior/Floating Pass-Through Rate/ Super Senior/Support	Aaa	AAA
Class A-3	$76,061,250	Senior/Floating Pass-Through Rate/ Support	Aaa	AAA
Class A-R	$100	Senior/REMIC Residual/Principal Only	Aaa	AAA
Class M-1	$13,960,000	Subordinate/Floating Pass-Through Rate	Aaa	AA+
Class M-2	$12,250,000	Subordinate/Floating Pass-Through Rate	Aa1	AA
Class M-3	$3,705,000	Subordinate/Floating Pass-Through Rate	Aa1	AA-
Class M-4	$7,690,000	Subordinate/Floating Pass-Through Rate	Aa2	A+
Class M-5	$4,275,000	Subordinate/Floating Pass-Through Rate	Aa3	A
Class M-6	$2,280,000	Subordinate/Floating Pass-Through Rate	A1	A-
Class M-7	$5,410,000	Subordinate/Floating Pass-Through Rate	A2	BBB+
Class M-8	$1,995,000	Subordinate/Floating Pass-Through Rate	A3	BBB
Class M-9	$2,845,000	Subordinate/Floating Pass-Through Rate	Baa2	BBB-

Non-Offered Certificates (3)
Class C	N/A	Residual	N/R	N/R
Class P(4)	$100	Prepayment Charges	N/R	N/R

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of mortgage loans actually delivered on the closing date.

(2)	The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). “N/R” indicates that the agency was not asked to rate the certificates. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)	The Class C and Class P Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class C and Class P Certificates is provided only to permit a better understanding of the offered certificates.

(4)	The Class P Certificates will be entitled to receive all prepayment charges received in respect of the mortgage loans. The Class P Certificates will have an initial class certificate balance of $100 and a notional amount equal to the aggregate stated principal balance of the mortgage loans that require payment of a prepayment charge. The Class P Certificates will not bear interest.

     The certificates will also have the following characteristics:

	Pass-Through Rate	Pass-Through Rate
	On and Before	After
	Optional	Optional		Interest Accrual
Class	Termination Date	Termination Date	Accrual Period	Convention
Offered Certificates
Class A-1-A	LIBOR + 0.140%(1)	LIBOR + 0.280%(1)	(2)	Actual/360 (3)
Class A-1-B	LIBOR + 0.200%(1)	LIBOR + 0.400%(1)	(2)	Actual/360 (3)
Class A-2	LIBOR + 0.250%(1)	LIBOR + 0.500%(1)	(2)	Actual/360 (3)
Class A-3	LIBOR + 0.320%(1)	LIBOR + 0.640%(1)	(2)	Actual/360 (3)
Class A-R	(4)	(4)	N/A	N/A
Class M-1	LIBOR + 0.420%(1)	LIBOR + 0.630%(1)	(2)	Actual/360 (3)
Class M-2	LIBOR + 0.450%(1)	LIBOR + 0.675%(1)	(2)	Actual/360 (3)
Class M-3	LIBOR + 0.530%(1)	LIBOR + 0.795%(1)	(2)	Actual/360 (3)
Class M-4	LIBOR + 0.900%(1)	LIBOR + 1.350%(1)	(2)	Actual/360 (3)
Class M-5	LIBOR + 1.000%(1)	LIBOR + 1.500%(1)	(2)	Actual/360 (3)
Class M-6	LIBOR + 1.150%(1)	LIBOR + 1.725%(1)	(2)	Actual/360 (3)
Class M-7	LIBOR + 1.500%(1)	LIBOR + 2.250%(1)	(2)	Actual/360 (3)
Class M-8	LIBOR + 1.500%(1)	LIBOR + 2.250%(1)	(2)	Actual/360 (3)
Class M-9	LIBOR + 1.500%(1)	LIBOR + 2.250%(1)	(2)	Actual/360 (3)

Non-Offered Certificates
Class C	N/A	N/A	N/A	N/A
Class P	N/A	N/A	N/A	N/A

(1)	The pass-through rates on the LIBOR Certificates (other than the Class A-1-A Certificates prior to the termination of the swap contract) may adjust monthly based on the level of one-month LIBOR, subject to a cap. Prior to the termination of the swap contract, the pass-through rate on the Class A-1-A Certificates may adjust monthly based on the level of one-month LIBOR. LIBOR for the related accrual period is calculated as described in this free writing prospectus under “Description of the Certificates—Determination of LIBOR” in this free writing prospectus.

(2)	The accrual period for any distribution date will be the period commencing on the distribution date in the month prior to the month in which that distribution date occurs (or commencing on the closing date, in the case of the first distribution date) and ending on the day immediately prior to that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the applicable accrual period.

(4)	The Class A-R Certificates will not bear interest.
See “Description of the Certificates” in this free writing prospectus.
Designations
We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates
Senior Certificates	Class A-1-A, Class A-1-B, Class A-2, Class A-3 and Class A-R Certificates

Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

LIBOR Certificates	Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates and Subordinated Certificates

Offered Certificates	Senior Certificates and Subordinated Certificates

Private Certificates	Class P and Class C Certificates

Record Date
LIBOR Certificates:
The business day immediately preceding a distribution date, or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the calendar month preceding the month of that distribution date.
Class A-R Certificates:
The last business day of the month preceding the month of the distribution date, or in the case of the first distribution date, the closing date.
Denominations
Offered Certificates other than the Class A-R Certificates:
$25,000 and multiples of $1 in excess thereof.
Class A-R Certificates:
Two certificates of $99.99 and $0.01, respectively.
Registration of Certificates
Offered Certificates other than the Class A-R Certificates:
Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.
Class A-R Certificates:
Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.
Distribution Dates
Beginning on May 25, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.
Last Scheduled Distribution Date
The last scheduled distribution date for the offered certificates is the distribution date in June 2037. Since the rate of distributions in reduction of the class certificate balance of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.
Interest Payments
The related accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table under “Summary—Description of the Certificates” of this free writing prospectus.
On each distribution date, to the extent funds are available, each class of interest-bearing certificates will be entitled to receive:
•	the interest that has accrued at the related pass-through rate during the related accrual period on the class certificate balance of that class of certificates immediately prior to that distribution date, and

•	any interest due on a prior distribution date that has not paid (we sometimes refer to this as interest carry forward amount), minus,
•	any net deferred interest allocated to that class of certificates on that distribution date; provided, however, that for so long as the swap contract is in effect, the interest entitlement of the Class A-1-A Certificates will not be reduced by net deferred interest.
See “Description of the Certificates—Distributions—Distributions of Interest” in this free writing prospectus.
Net Deferred Interest
For any distribution date, the amount of the net deferred interest that will be allocated to the classes of certificates will equal the excess, if any, of:
•	the interest deferred on the mortgage loans from the previous due date to the due date related to that distribution date over

•	the amount of principal prepayments and subsequent recoveries received on the mortgage loans during the prepayment period and due period related to that distribution date (this amount is referred to as the “net deferred interest”).
For any distribution date, the net deferred interest on the mortgage loans will be allocated to each class of certificates in an amount equal to the excess, if any, of:
•	the amount of interest accrued on the class of certificates at its pass-through rate during the accrual period related to that distribution date, over

•	the amount of interest that would have accrued had the pass-through rate for that class of certificates equaled the adjusted cap rate for that distribution date.
The net deferred interest allocated to a class of certificates will be added as principal to the outstanding class certificate balance of such class of certificates; provided that so long as the swap contract is in effect, the net deferred interest allocable to the Class A-1-A Certificates will not be added to the class certificate balance thereof. Any such amount that otherwise would be added to the class certificate balance of the Class A-1-A Certificates is the “swap principal amount.”
Net Rate Carryover
If the pass-through rate on a class of LIBOR Certificates for the accrual period related to a distribution date is limited by the net rate cap, any resulting interest shortfall (referred to as “net rate carryover”) may be paid from excess cashflow as described below under “—Excess Cashflow.”
Prior to the termination of the swap contract, any payments in respect of net rate carryover that otherwise would have been allocated to the Class A-1-A Certificates will be deposited into the swap account.
See “Description of the Certificates— Overcollateralization Provisions” in this free writing prospectus.
Swap Contract
A swap trust created under the pooling and servicing agreement will have the benefit of an interest rate swap contract for the benefit of the Class A-1-A Certificates.
On each distribution date on or prior to the swap contract termination date, the swap trustee will be obligated to pay to the swap counterparty an amount equal to the sum of (a) the swap fee, (b) current interest and interest carry forward amounts in respect of the Class A-1-A Certificates for such distribution date, (c) all distributions from excess cashflow of amounts in respect of net rate carryover to which the Class A-1-A Certificates would be entitled in the absence of the swap contract and (d) the sum of (i) distributions of principal and excess cashflow in respect of the swap principal amount and (ii) interest on the swap principal amount at the pass-through rate for the Class A-1-A Certificates for such distribution date. On the business day preceding each distribution date on or prior to the swap contract termination date, the swap counterparty will be obligated to pay to the swap trustee an amount equal to the product of (a) the sum of (i) one-month LIBOR and (ii) the related pass-through margin for the Class A-1-A Certificates, (b) a notional amount equal to the class certificate balance of the Class A-1-A Certificates immediately prior to such distribution date and (c) the actual number of days in the related accrual period divided by 360.
The swap fee payable to the swap counterparty on each distribution date prior to the swap contract termination date is an amount equal to the product of (a) either (i) 0.065% for any distribution date on or before the optional termination date or (ii) 0.130% for any distribution date after the optional termination date, (b) the class certificate balance of the Class A-1-A Certificates immediately prior to such distribution date and (c) the actual number of days in the related accrual period divided by 360.
On each distribution date, to the extent that the amount payable by the swap trustee exceeds the amount payable by the swap counterparty under the swap contract, the swap trustee will remit the amount of that excess to the swap counterparty from funds on deposit in the swap account. To the extent that the amount payable by the swap counterparty exceeds the amount payable by the swap trustee, the swap counterparty will be required to pay to the swap trustee, on the business day preceding such distribution date, the amount of that excess. Any net payment received by the swap trustee from the swap counterparty will be allocated to the swap account to be used to make distributions on the Class A-1-A Certificates. Any such allocation will not be available to cover any amounts on any other class of certificates.
See “Description of the Certificates—Swap Contract” in this free writing prospectus.
Principal Payments
On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus. The priority of distributing principal among the classes of certificates will differ, as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and will depend on the loss and delinquency performance of the mortgage loans.
See “Description of the Certificates—Distributions—Distributions of Principal” in this free writing prospectus.
Amounts Available for Distributions on the Certificates
The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):
•	all scheduled installments of interest (after taking into account reductions due to deferred interest on the mortgage loans) and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them;

•	all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•	net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest);

•	subsequent recoveries with respect to the mortgage loans;

•	partial or full prepayments collected on the mortgage loans during the applicable period, together with interest paid in connection with the prepayments (other than certain excess amounts payable to the master servicer) and the compensating interest; and

•	any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or purchased by the master servicer during the applicable period.
Fees and Expenses
The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:
•	the master servicing fee and additional servicing compensation due to the master servicer;

•	the trustee fee due to the trustee;

•	lender paid mortgage insurance premiums, if any;

•	the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement;

•	all prepayment charges (which are distributable only to the Class P Certificates); and

•	all other amounts for which the depositor, a seller, the master servicer or any NIM Insurer is entitled to be reimbursed.
Any amounts paid from the amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.
Servicing Compensation
Master Servicing Fee:
The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by 0.375% per annum (referred to as the master servicing fee rate). The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans.
Additional Servicing Compensation:
The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges), prepayment interest excess and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans as described under “Description of the Certificates—Priority of Distributions Among Certificates” in this free writing prospectus.
Source and Priority of Payments:
The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.
Priority of Distributions; Distributions of Interest
In general, on any distribution date, interest funds will be distributed in the following order:
•	to the swap account, the amount of the swap fee payable to the swap counterparty under the swap contract with respect to such distribution date;

•	concurrently, to each class of senior certificates, current interest and interest carry forward amounts and, prior to the termination of the swap contract, to the swap account, interest on the swap principal amount at the pass-through rate for the Class A-1-A Certificates for that distribution date, pro rata based on their respective entitlements; provided, however, that, prior to the termination of the swap contract, any amounts of current interest and interest carry forward amount that would be distributed to the Class A-1-A Certificates in the absence of the swap contract will instead be distributed to the swap account and, provided further, if a swap termination payment (other than a swap termination payment due to a swap counterparty trigger event) is due to the swap counterparty, then any amounts of current interest and interest carry forward amount that would be distributed to the Class A-1-A Certificates in the absence of such swap termination payment will instead be distributed, up to the amount of such swap termination payment, to the swap account;

•	sequentially, in order of their distribution priorities, to each class of subordinated certificates, current interest for each such class; and

•	any remaining interest funds, as part of excess cashflow.
Priority of Distributions; Distributions of Principal
Effect of the Stepdown Date if a Trigger Event is not in Effect
On any distribution date on or after the stepdown date (and so long as no trigger event is in effect), instead of allocating all amounts distributable as principal on the certificates to the senior classes of certificates until those senior classes are paid in full, a portion of those amounts distributable as principal will be allocated to the subordinated certificates.
The amount allocated to each class of certificates on or after the stepdown date and so long as no trigger event is in effect will be based on the targeted level of overcollateralization and subordination for each class of certificates for that distribution date. These amounts are described in more detail under “Description of the Certificates—Principal” in this free writing prospectus.
Trigger Events:
A “trigger event” refers to certain specified levels of losses and/or delinquencies on the mortgage loans. Prior to the stepdown date or if a trigger event is in effect on or after the stepdown date, all amounts distributable as principal on a distribution date will be allocated first to the senior certificates until the senior certificates are paid in full and to the swap account in an amount up to the swap principal amount, if any, until its class certificate balance or amount is reduced to zero, before any distributions of principal are made on the subordinated certificates.
The Stepdown Date:
The stepdown date will be the earlier of:
•	the distribution date immediately following the distribution date on which the sum of the aggregate class certificate balance of the senior certificates and the swap principal amount, if any, is reduced to zero; and

•	the later of: (a) the May 2010 distribution date and (b) the first distribution date on which the sum of (i) the aggregate class certificate balance of the senior certificates immediately prior to such distribution date and (ii) the swap principal amount, if any, is less than or equal to (1) prior to the distribution date in May 2013, approximately 72.500% of the aggregate stated principal balance of the mortgage loans as of the due date in the month of that distribution date (after giving effect to principal prepayments received in the related prepayment period) and (2) on or after the distribution date in May 2013, approximately 78.000% of the aggregate stated principal balance of the mortgage loans as of the due date in the month of that distribution date (after giving effect to principal prepayments received in the related prepayment period).
On any distribution date prior to the stepdown date or on which a trigger event is in effect, the principal distribution amount will be distributed in the following order:
•	to the classes of senior certificates and the swap account, as described under “Priority of Payments; Distributions of Principal to the Senior Certificates” below;

•	sequentially, in order of their distribution priorities, to each class of subordinated certificates, until their respective class certificate balances are reduced to zero; and

•	as part of excess cashflow.
On any distribution date on or after the stepdown date and so long as a trigger event is not in effect, the principal distribution amount will be distributed in the following order:
•	in an amount up to the senior principal distribution target amount, to the senior certificates and the swap account, as described under “Priority of Payments; Distributions of Principal to the Senior Certificates” below;

•	sequentially, in order of their distribution priorities, to each class of subordinated certificates, the subordinated class principal distribution target amount for each such class, until their respective class certificate balances are reduced to zero; and

•	as part of excess cashflow.
Priority of Payments; Distributions of Principal to the Senior Certificates
On any distribution date, the principal distribution amount will be distributed in the following order of priority:
•	to the Class A-R Certificates, until its class certificate balance is reduced to zero; and

•	pro rata based on (1) the sum of the swap principal amount for such distribution date and the class certificate balance of the Class A-1-A Certificates and (2) the aggregate class certificate balance of the Class A-1-B, Class A-2 and Class A-3 Certificates, concurrently:
(1)	sequentially:
(a)	in an amount up to the swap principal amount, to the swap account, until the swap principal amount is reduced to zero; and

(b)	to the Class A-1-A Certificates, until its class certificate balance is reduced to zero; and
(2)	concurrently, to the Class A-1-B, Class A-2 and Class A-3 Certificates, pro rata, until their respective class certificate balances are reduced to zero;
     provided, however, if a swap termination payment (other than a swap termination payment due to a swap counterparty trigger event) is due to the swap counterparty, then any amounts that otherwise would be distributed to the Class A-1-A Certificates in the absence of such swap termination payment will instead be distributed, up to the amount of such swap termination payment, to the swap account.
Applied Realized Loss Amounts
After the credit enhancement provided by excess cashflow and overcollateralization (if any) has been exhausted, collections otherwise payable to the subordinated classes will comprise the sole source of funds from which credit enhancement is provided to the senior certificates. Realized losses on the mortgage loans will be allocated in the following order of priority:
•	to the subordinated certificates in the reverse order of their distribution priority, beginning with the class of subordinated certificates outstanding with the lowest distribution priority, until their respective class certificate balances are reduced to zero,

•	to the Class A-3 Certificates until its class certificate balance is reduced to zero,

•	to the Class A-2 Certificates until its class certificate balance is reduced to zero, and

•	concurrently, to the Class A-1-A and Class A-1-B Certificates and the swap account with respect to the swap principal amount, pro rata, based on class certificate balance or swap principal amount, as applicable, until that class certificate balance or swap principal amount, as applicable, is reduced to zero.
Credit Enhancement
Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the mortgage loans. This transaction employs the following forms of credit enhancement:
Overcollateralization
“Overcollateralization” refers to the amount by which the aggregate stated principal balance of the mortgage loans exceeds the sum of the aggregate class certificate balance of the offered certificates and the swap principal amount, if any.
On the closing date, the aggregate stated principal balance of the mortgage loans is expected to exceed the initial aggregate class certificate balance of the offered certificates by approximately 1.450% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.
The mortgage loans are expected to generate more interest than is needed to pay interest on the interest-bearing classes of certificates and the swap principal amount, if any, because the weighted average interest rate of the mortgage loans is expected to be higher than the sum of the weighted average pass-through rate on the interest-bearing classes of certificates and the swap principal amount, if any, and the weighted average expense fee rate.
On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated mortgage loans if those losses are not otherwise covered by excess cashflow (if any). The required level of overcollateralization may change over time.
See “Description of the Certificates—Overcollateralization Provisions” in this free writing prospectus.
Excess Cashflow
Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest distributions have been made and after the principal funds have been distributed.
On any distribution date, the excess cashflow (if any) will be distributed in the following order:
•	to the swap account up to the swap principal amount and to the classes of certificates that are entitled to receive principal on that distribution date to the extent necessary to restore or maintain the required level of overcollateralization;

•	to the classes of senior certificates and to the swap account in the following order:
•	concurrently, to the Class A-1-A and Class A-1-B Certificates and to the swap account, pro rata based on the unpaid realized loss amount allocated to such classes and the swap principal amount, respectively, in an amount up to the unpaid realized loss amount allocated to such classes and such amount, respectively,

•	to the Class A-2 Certificates, in an amount up to the unpaid realized loss amount for such class, and

•	to the Class A-3 Certificates, in an amount up to the unpaid realized loss amount for such class,
•	sequentially, in order of their distribution priorities, to each class of subordinated certificates, in each case first in an amount up to any interest carry forward amount and then in an amount up to the unpaid realized loss amount for each such class;
•	concurrently, to each class of LIBOR certificates, pro rata based on their respective class certificate balances to the extent needed to pay any unpaid net rate carryover for each such class; and then any excess cashflow remaining will be distributed to each class of certificates with respect to which there remains any unpaid net rate carryover, pro rata, based on the amount of such remaining unpaid net rate carryover, provided, however, that, prior to the termination of the swap contract, any amounts in respect of unpaid net rate carryover that would be distributed to the Class A-1-A Certificates in the absence of the swap contract will instead be distributed to the swap account;

•	to the swap account, up to the amount of any swap termination payment due to the swap counterparty as a result of a swap counterparty trigger event; and

•	to the Class C and Class A-R Certificates, as specified in the pooling and servicing agreement.
Subordination
The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.
The senior certificates will have a distribution priority over the subordinated certificates. Within the classes with an “M” designation, the distribution priority is in numerical order.
Once the protection provided by excess cashflow and overcollateralization is exhausted, subordination is designed to provide the holders of certificates having a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans first, among the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, and second to the senior certificates in accordance with the priorities set forth above under “—Applied Realized Loss Amounts.”
See “Description of the Certificates—Allocation of Losses” in this free writing prospectus.
Advances
The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.
Repurchase, Substitution and Purchase of Mortgage Loans
The sellers will be required to repurchase, or substitute, a replacement mortgage loan for any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders in that mortgage loan.
The master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more according to the MBA Method.
If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if Countrywide Home Loans, Inc., in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity. Countrywide Home Loans, Inc. will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer.
The purchase price for any mortgage loans repurchased by a seller or purchased by the master servicer will generally be equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).
Optional Termination
The master servicer may purchase all of the remaining assets of the issuing entity and retire all outstanding classes of certificates on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any foreclosed real estate owned by the issuing entity declines to 10% or less of the aggregate stated principal balance of the mortgage loans as of the cut-off date. The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.
Tax Status
For federal income tax purposes, the issuing entity (exclusive of the assets held in the carryover reserve fund) will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The LIBOR Certificates will also represent the right to receive net rate carryover payments, and, in addition to representing the right to receive net rate carryover payments, the Class A-1-A Certificates will also represent certain rights and deemed obligations with respect to the swap contract. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.
The swap trust, the swap contract and the swap account will not constitute any part of any REMIC created under the pooling and servicing agreement.
ERISA Considerations
The offered certificates may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of the benefit plan, so long as certain conditions are met and, with respect to the Class A-1-A Certificates for so long as the swap contract is in effect, such purchase or holding is also eligible for exemptive relief available under a class exemption or a statutory exemption.
Legal Investment
The senior certificates and the Class M-1, Class M-2, Class M-3, Class M-4 and Class M-5 Certificates will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

Description of the Certificates
General
     The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.
     The Mortgage Pass-Through Certificates, Series 2007-OA6 will consist of the Class A-1-A, Class A-1-B, Class A-2, Class A-3, Class A-R, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class C and Class P Certificates. Only the classes of certificates identified on the cover page hereof as offered certificates are offered by this free writing prospectus (the “offered certificates”).
     When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class A-1-A, Class A-1-B, Class A-2, Class A-3 and Class A-R Certificates

Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6,
Subordinated Certificates	Class M-7, Class M-8 and Class M-9 Certificates

Class A-1-A, Class A-1-B, Class A-2, Class A-3 Certificates and
LIBOR Certificates	Subordinated Certificates

Offered Certificates	Senior Certificates and Subordinated Certificates

Private Certificates	Class C and Class P Certificates
The certificates are generally referred to as the following types:

Class	Type
Class A-1-A Certificates	Senior/Floating Pass-Through Rate/Super Senior

Class A-1-B Certificates	Senior/Floating Pass-Through Rate/Super Senior

Class A-2 Certificates	Senior/Floating Pass-Through Rate/Super Senior/Support

Class A-3 Certificates	Senior/Floating Pass-Through Rate/Support

Class A-R Certificates	Senior/REMIC Residual/Principal Only

Subordinated Certificates	Subordinate/Floating Pass-Through Rate
     The Class P Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other classes of certificates. The classes of offered certificates will have the respective initial Class Certificate Balances set forth on the cover page of this free writing prospectus. The initial Class Certificate Balances may vary in the aggregate by plus or minus 5%. Any information presented in this free writing prospectus with respect to the private certificates is provided only to permit a better understanding of the offered certificates.
Calculation of Class Certificate Balance
     The “Class Certificate Balance” of any class of offered certificates as of any Distribution Date is the initial Class Certificate Balance of the class reduced by the sum of:
•	all amounts previously distributed to holders of certificates of the class as scheduled and unscheduled payments of principal; and

•	the Applied Realized Loss Amounts allocated to the class;
and, increased by
•	the amount of Net Deferred Interest incurred by the Mortgage Loans and allocated to such class of certificates, as described in this free writing prospectus under “Description of the Certificates—Interest”; provided that, for so long as the Swap Contract is in effect, the Net Deferred Interest allocable to the Class A-1-A Certificates will not be added to the Class Certificate Balance thereof but will instead be added to the Swap Principal Amount;
provided, however, that the Class Certificate Balance of the classes to which Applied Realized Losses have been allocated will be increased sequentially in the order of distribution priority from highest to lowest, by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any class of certificates, but not by more than the amount of Applied Realized Losses previously allocated to reduce the Class Certificate Balance of that class of certificates.
     Although Subsequent Recoveries, if any, will be allocated to increase the Class Certificate Balance of a class of certificates, as described above, such Subsequent Recoveries will be included in the Principal Remittance Amount and will be distributed in the priority set forth below under “Distributions—Distributions of Principal,” and therefore such Subsequent Recoveries may not to be used to make any principal payments on the class or classes of certificates for which the Class Certificate Balances have been increased by allocation of Subsequent Recoveries as described above. Additionally, holders of such certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Class Certificate Balance for any accrual period preceding the Distribution Date on which such increase occurs.
Book-Entry Certificates; Denominations
     The offered certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates that in the aggregate will equal the initial Class Certificate Balance of each class of certificates and that will be held by a depository, which will initially be a nominee of The Depository Trust Company. Beneficial interests in the book-entry certificates will be held indirectly by investors through the book-entry facilities of the depository, as described in this free writing prospectus. Investors may hold the beneficial interests in the book-entry certificates in minimum denominations representing an original principal amount of $25,000 and integral multiples of $1 in excess thereof. The depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities—Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.
     Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the issuing entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.
     For a description of the procedures generally applicable to the book-entry certificates.
     Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR
     The LIBOR Certificates will bear interest during each Accrual Period thereafter at the applicable rate determined as described under “—Interest” below. “LIBOR” applicable to an Accrual Period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that Accrual Period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as calculation agent, will establish LIBOR for the related Accrual Period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.
     If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next Accrual Period will be 5.320%.
Payments on Mortgage Loans; Accounts
     Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, FSB, which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long-term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of Mortgage Loans subsequent to the cut-off date (other than in respect of principal and interest due on the Mortgage Loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:
•	all payments on account of principal on the Mortgage Loans, including principal prepayments;

•	all payments on account of interest on the Mortgage Loans, net of the Master Servicing Fee (as adjusted by Compensating Interest payments), any lender paid mortgage insurance premiums and any Prepayment Interest Excess;

•	all payments on account of prepayment charges on the Mortgage Loans;

•	all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible;

•	any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from any mortgaged property that the master servicer or its designee has acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”);

•	all Substitution Adjustment Amounts; and

•	all Advances made by the master servicer.
     Prior to their deposit into the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer.
     The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:
•	to pay to the master servicer the Master Servicing Fee and the additional servicing compensation (to the extent not previously retained by the master servicer);

•	to reimburse each of the master servicer and the trustee for unreimbursed Advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the

Mortgage Loan(s) in respect of which any such Advance was made;
•	to reimburse each of the master servicer and the Trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan(s), and their respective portions of the nonrecoverable advance);

•	to reimburse the master servicer for insured expenses from the related insurance proceeds;

•	to reimburse the master servicer for any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a mortgaged property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto);

•	to pay to the purchaser, with respect to each Mortgage Loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such Mortgage Loan after the date of such purchase;

•	to reimburse the sellers, the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement;

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account;

•	to withdraw an amount equal to the sum of (a) the Available Funds, (b) any Prepayment Charges received and (c) the Trustee Fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account; and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.
The master servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.
     Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds, any Prepayment Charges received and the Trustee Fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:
•	the aggregate amount remitted by the master servicer to the trustee; and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.
     The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders and the Swap Account as described below under “—Distributions” and may from time to time make withdrawals from the Distribution Account:
•	to pay the Trustee Fee to the trustee;

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account;

•	to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error); and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.
     There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.
     Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.
Swap Account
     The trustee, in its capacity as trustee of the swap trust (the “Swap Trustee”), will establish and maintain a swap account on behalf of the holders of the Class A-1-A Certificates and the Swap Counterparty (the “Swap Account”). With respect to each Distribution Date, the trustee will deposit into the Swap Account (i) any Interest Funds, Principal Distribution Amount and Excess Cashflow that is to be paid to the Swap Counterparty with respect to the Swap Contract, and (ii) any amounts in respect of any Net Swap Payment received from the Swap Counterparty under the Swap Contract, each as described below under “—The Swap Contract.”
     With respect to each Distribution Date, following the deposits to the Swap Account described in the preceding paragraph, the trustee will make corresponding withdrawals from the Swap Account for payment of any Net Swap Payment and Swap Termination Payment owed under the Swap Contract to the Swap Counterparty and distribution to the holders of the Class A-1-A Certificates, as described below under “—The Swap Contract.”
Investments of Amounts Held in Accounts
     The Certificate Account and the Distribution Account. All funds in the Certificate Account and the Distribution Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. All income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein.
     The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the pooling and servicing agreement.
     Carryover Reserve Fund. Funds in the Carryover Reserve Fund may be invested in permitted investments at the direction of the holders of the Class C Certificates. If the Trustee does not receive written directions regarding investment, it will invest all funds in the Carryover Reserve Fund in The Bank of New York cash reserves. Any net investment earnings will be retained in the Carryover Reserve Fund until withdrawn upon the earlier of the reduction of the aggregate Class Certificate Balance of the Certificates to zero and the termination of the pooling and servicing agreement. Any losses incurred in the Carryover Reserve Fund in respect of the investment will be charged against amounts on deposit in the Carryover Reserve Fund (or the investments) immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Carryover Reserve Fund and made in accordance with the pooling and servicing agreement.
     Swap Account. Funds in the Swap Account will not be invested.

Fees and Expenses
     The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees

Master Servicing Fee /	One-twelfth of the Stated Principal	Compensation	Amounts on deposit in the Certificate	Monthly
Master Servicer	Balance of each Mortgage Loan multiplied by the Master Servicing Fee Rate (3)		Account representing payments of interest and application of liquidation proceeds with respect to that Mortgage Loan.

	• Prepayment Interest Excess	Compensation	Interest paid by obligors with respect to certain prepayments on the Mortgage Loans	Monthly

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding Mortgage Loans (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses

Insured expenses / Master Servicer	Expenses incurred by the master servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time

Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances	Reimbursement of Expenses	With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)	Time to time

Indemnification expenses /the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

(1)	If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer. Any increase in the fees and expenses would require an amendment to the pooling and servicing agreement.

(2)	Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)	The Master Servicing Fee Rate for each Mortgage Loan will equal 0.375% per annum. The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full.

(4)	“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)	Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions
     Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in May 2007 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the applicable Record Date. The “Record Date” for the LIBOR Certificates and any Distribution Date will be the business day immediately preceding that Distribution Date, or if the LIBOR Certificates are no longer book-entry certificates, the Record Date will be the last business day of the calendar month preceding the month of that Distribution Date. For each other class of certificates, the Record Date for the first Distribution Date will be the closing date and for any Distribution Date thereafter will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.
     Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the applicable certificate register or, in the case of any certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentation and surrender of the certificates at the corporate trust office of the trustee.
     On each Distribution Date, the trustee will withdraw all prepayment charges in the Distribution Account and then distribute them to the Class P Certificates.
     The “Interest Remittance Amount” for any Distribution Date is equal to:
     (a) the sum, without duplication, of:
     (1) all scheduled interest on the Mortgage Loans due on the related Due Date that are received on or prior to the related Determination Date, less the Master Servicing Fee and any payments made in respect of premiums on lender paid insurance mortgage loans,
     (2) all interest on prepayments on the Mortgage Loans, other than Prepayment Interest Excess,
     (3) all Advances relating to interest in respect of the Mortgage Loans,
     (4) amounts paid by the master servicer in respect of Compensating Interest, and
     (5) liquidation proceeds on the Mortgage Loans received during the related Prepayment Period (to the extent such liquidation proceeds relate to interest), minus
     (b) all non-recoverable Advances in respect of the Mortgage Loans relating to interest and certain expenses reimbursed since the prior Due Date.
     The “Principal Remittance Amount” for any Distribution Date is equal to:
     (a) the sum, without duplication, of:
     (1) the scheduled principal collected or advanced on the Mortgage Loans with respect to the related Due Date,
     (2) prepayments on the Mortgage Loans collected in the related Prepayment Period,

     (3) the Stated Principal Balance of each Mortgage Loan that was repurchased by a seller or purchased by the master servicer with respect to that Distribution Date,
     (4) any Substitution Adjustment Amounts,
     (5) all liquidation proceeds (to the extent such liquidation proceeds related to principal) and all Subsequent Recoveries received during the related Prepayment Period, minus
     (b) all non-recoverable Advances relating to principal on the Mortgage Loans and certain expenses reimbursed since the prior Due Date.
     “Prepayment Interest Excess” means with respect to any Mortgage Loan and principal prepayment received by the master servicer from the first day through the fifteenth day of any calendar month (other than the calendar month in which the cut-off date occurs), all amounts paid by the related borrower in respect of interest on such principal prepayment.
Interest
     On each Distribution Date, the interest distributable with respect to the offered certificates is the interest which has accrued on the Class Certificate Balances thereof immediately prior to that Distribution Date at the then applicable related Pass-Through Rate during the applicable Accrual Period and in the case of any class of Senior Certificates, any related Interest Carry Forward Amount. For each class of Subordinated Certificates, any Interest Carry Forward Amount will be payable only from excess cashflow (if any) as and to the extent described in this free writing prospectus under “—Overcollateralization Provisions.”
     The Pass-Through Rates for the LIBOR Certificates are variable rates that may change from Distribution Date to Distribution Date. Additionally, the Pass-Through Rates for the LIBOR Certificates are subject to increase after the Optional Termination Date. On each Distribution Date, the Pass-Through Rate for each class of LIBOR Certificates will be subject to the related Net Rate Cap. If on any Distribution Date, the Pass-Through Rate for a class of LIBOR Certificates is based on the related Net Rate Cap, that class of certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “—Overcollateralization Provisions.”
     Interest Entitlement. Interest on the LIBOR Certificates will be calculated on the basis of a 360-day year and the actual number of days that elapsed in that Accrual Period.
     On each Distribution Date, the Interest Funds for such Distribution Date are required to be distributed in the following order of priority, until such Interest Funds have been fully distributed:
     (1) to the Swap Account, the amount of the Swap Fee payable to the Swap Counterparty under the Swap Contract with respect to such Distribution Date;
     (2) concurrently, to each class of Senior Certificates, Current Interest and Interest Carry Forward Amounts and, prior to the termination of the Swap Contract, to the Swap Account, interest on the Swap Principal Amount at the Pass-Through Rate for the Class A-1-A Certificates for that Distribution Date, pro rata based on their respective entitlements; provided, however, that, prior to the termination of the Swap Contract, any amounts of Current Interest and Interest Carry Forward Amounts that would be distributed to the Class A-1-A Certificates in the absence of the Swap Contract will instead be distributed to the Swap Account and, provided further, if a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) is due to the Swap Counterparty, then any amounts of Current Interest and Interest Carry Forward Amount that would be distributed to the Class A-1-A Certificates in the absence of such Swap Termination Payment will instead be distributed, up to the amount of such Swap Termination Payment, to the Swap Account;

     (3) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the Current Interest for each such class and such Distribution Date; and
     (4) as part of Excess Cashflow described under “—Overcollateralization Provisions” below.
     Pass-Through Rates. The classes of certificates will have the respective pass through rates described below (each, a “Pass-Through Rate”).
     LIBOR Certificates.
     The Pass-Through Rate with respect to each Accrual Period and each class of LIBOR Certificates will be a per annum rate equal to the lesser of:
     (1) One-Month LIBOR for such Accrual Period (calculated as described below under “—Calculation of One-Month LIBOR”) plus the Pass-Through Margin for such class and Accrual Period, and
     (2) the related Net Rate Cap for such Distribution Date.
     The “Pass-Through Margin” for each class of LIBOR Certificates is as follows:

	Pass-Through Margin
Class of Certificates	(1)	(2)
Class A-1-A	0.140%	0.280%
Class A-1-B	0.200%	0.400%
Class A-2	0.250%	0.500%
Class A-3	0.320%	0.640%
Class M-1	0.420%	0.630%
Class M-2	0.450%	0.675%
Class M-3	0.530%	0.795%
Class M-4	0.900%	1.350%
Class M-5	1.000%	1.500%
Class M-6	1.150%	1.725%
Class M-7	1.500%	2.250%
Class M-8	1.500%	2.250%
Class M-9	1.500%	2.250%

(1)	For the Accrual Period related to any Distribution Date occurring on or prior to the Optional Termination Date.

(2)	For the Accrual Period related to any Distribution Date occurring after the Optional Termination Date.
     Class A-R, Class P and Class C Certificates.
     The Class A-R, Class P and Class C Certificates do not have a Pass-Through Rate.
     Definitions Related to Interest Calculations
     The “Accrual Period” for any Distribution Date for each class of LIBOR Certificates will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or the closing date, in the case of the first Distribution Date) and ending on the day immediately prior to that Distribution Date.
     “Adjusted Net Mortgage Rate,” with respect to each Mortgage Loan and any Distribution Date is equal to the Mortgage Rate on that Mortgage Loan as of the Due Date related to that Distribution Date minus the Expense Fee Rate.

     “Available Funds” for any Distribution Date is equal to the sum of (a) Interest Remittance Amount for that Distribution Date and (b) the Principal Remittance Amount for that Distribution Date.
     “Current Interest,” with respect to each class of offered certificates and each Distribution Date, is the excess, if any, of (x) the interest accrued at the applicable Pass-Through Rate for the applicable Accrual Period on the Class Certificate Balance of such class immediately prior to such Distribution Date over (y) the Net Deferred Interest, if any, allocated to that class for such Distribution Date.
     “Interest Carry Forward Amount,” with respect to each class of offered certificates and each Distribution Date, is the excess of:
     (a) Current Interest for such class with respect to prior Distribution Dates, over
     (b) the amount actually distributed to such class with respect to interest on prior Distribution Dates.
The “Interest Funds” for any Distribution Date are equal to
•	the Interest Remittance Amount for that Distribution Date, plus

•	the lesser of the aggregate Deferred Interest that accrued on the Mortgage Loans for the related Due Period and the Principal Prepayment Amount for the Distribution Date, minus

•	the Trustee Fee for such Distribution Date.
The “Net Rate Cap” for each Distribution Date and the following classes of certificates is:
•	with respect to the offered certificates (other than the Class A-1-A Certificates for so long as the Swap Contract remains in effect), the product of:
(a)	the Weighted Average Adjusted Net Mortgage Rate on the Mortgage Loans as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date), and

(b)	a fraction, the numerator of which is 30, and the denominator of which is the actual number of days that elapsed in the related Accrual Period.
•	with respect to the Class A-1-A Certificates (for so long as the Swap Contract remains in effect), the excess of:
(a)	the product of (i) the Weighted Average Adjusted Net Mortgage Rate on the Mortgage Loans as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date) and (ii) a fraction, the numerator of which is 30, and the denominator of which is the actual number of days that elapsed in the related Accrual Period, over
(b)	the Swap Adjustment Rate for such Distribution Date.
     The “Swap Adjustment Rate” for each Distribution Date prior to the termination of the Swap Contract is a fraction, expressed as a percentage (A) the numerator of which is equal to the product of (i) the Swap Fee payable to the Swap Counterparty under the Swap Contract with respect to such Distribution Date and (ii) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related Accrual Period and (B) the denominator of which is the Class Certificate Balance of the Class A-1-A Certificates immediately prior to such Distribution Date.

     The “Net Rate Carryover” for each class of LIBOR Certificates on any Distribution Date is equal to the sum of:
(a) the excess, if any, of:
(i) the amount of interest that such class would have accrued for such Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the related Net Rate Cap, over
(ii) the amount of interest such class accrued on such Distribution Date based on the related Net Rate Cap, and
     (b) the unpaid portion of any such excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the related Net Rate Cap).
     “Weighted Average Adjusted Net Mortgage Rate,” for any Distribution Date is the weighted average of the Adjusted Net Mortgage Rate of each Mortgage Loan, weighted on the basis of its Stated Principal Balance as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).
Allocation of Net Deferred Interest
     On each Distribution Date, Net Deferred Interest will be allocated among the classes of offered certificates in an amount equal to the excess, if any, for each such class of:
•	the amount of interest that accrued on such class of certificates at its respective Pass-Through Rate during the related Accrual Period related to that Distribution Date, over

•	the amount of interest that would have accrued had the Pass-Through Rate for that class of certificates equaled the Adjusted Cap Rate for that Distribution Date.
     Any Net Deferred Interest allocated to a class of certificates will be added to the Class Certificate Balance of that class of certificates; provided that for so long as the Swap Contract is in effect the Net Deferred Interest allocable to the Class A-1-A Certificates will not be added to the Class Certificate Balance thereof. On any Distribution Date prior to the termination of the Swap Contract, the aggregate amount of Net Deferred Interest that would have been added to the Class Certificate Balance of the Class A-1-A Certificates in the absence of the Swap Contract, as reduced by any prior distributions of principal and Excess Cashflow on such aggregate amount as described under “Principal—Distributions of Principal” and “—Overcollateralization Provisions” below, is referred to as the “Swap Principal Amount.”
     The “Adjusted Cap Rate” for each class of LIBOR Certificates on any Distribution Date will equal the excess of
•	the related Net Rate Cap for that Distribution Date, over

•	a fraction, expressed as a percentage,
•	(1) the numerator of which is equal to the product of (a) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related Accrual Period, and (b) the aggregate amount of Net Deferred Interest for the Mortgage Loans for that Distribution Date, and (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).
     With respect to each Mortgage Loan and each related Due Period, “Deferred Interest” will be the excess, if any, of:

•	the amount of interest accrued on such Mortgage Loan from the Due Date in the preceding Due Period to the Due Date in the related Due Period, over

•	the monthly payment due for such Due Period.
     Such excess may occur because the mortgage rates of the Mortgage Loans adjust monthly, while the monthly payment generally adjusts annually, or as a result of the application of the Payment Caps, in either case, resulting in negative amortization.
     With respect to each Distribution Date, the “Net Deferred Interest” is equal to the excess, if any, of:
•	the aggregate Deferred Interest that accrued on the Mortgage Loans as described above, over

•	the Principal Prepayment Amount for that Distribution Date.
     For any Distribution Date, the “Principal Prepayment Amount” is equal to the sum of:
•	all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, and

•	any Subsequent Recoveries on the Mortgage Loans received during the related Due Period.
Principal
     Distributions of Principal. On each Distribution Date, the Principal Distribution Amount for such Distribution Date is required to be distributed as follows (with the Principal Distribution Amount exclusive of the portion thereof consisting of the Extra Principal Distribution Amount being applied first and the Extra Principal Distribution Amount being applied thereafter):
     (1) for each Distribution Date prior to the Stepdown Date or on which a Trigger Event is in effect, sequentially:
     (A) to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero;
     (B) pro rata based on (1) the sum of the Swap Principal Amount for such Distribution Date and the Class Certificate Balance of the Class A-1-A Certificates and (2) the aggregate Class Certificate Balance of the Class A-1-B, Class A-2 and Class A-3 Certificates, concurrently:
     (1) sequentially:
     (a) in an amount up to the Swap Principal Amount, to the Swap Account, until the Swap Principal Amount is reduced to zero; and
     (b) to the Class A-1-A Certificates, until its Class Certificate Balance is reduced to zero; and
     (2) concurrently, to the Class A-1-B, Class A-2 and Class A-3 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero;
provided, however, if a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) due to the Swap Counterparty, then any amounts that otherwise would be distributed to the Class A-1-A Certificates in the absence of such Swap Termination Payment will instead be distributed, up to the amount of such Swap Termination Payment, to the Swap Account;

     (C) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and
     (D) as part of Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.
     (2) for each Distribution Date on or after the Stepdown Date and so long as a Trigger Event is not in effect, sequentially:
     (A) in an amount up to the Senior Principal Distribution Target Amount, pro rata based on (1) the sum of the Swap Principal Amount for such Distribution Date and the Class Certificate Balance of the Class A-1-A Certificates and (2) the aggregate Class Certificate Balance of the Class A-1-B, Class A-2 and Class A-3 Certificates, concurrently:
     (1) sequentially:
          (a) in an amount up to the Swap Principal Amount, to the Swap Account, until the Swap Principal Amount is reduced to zero; and
          (b) to the Class A-1-A Certificates, until its Class Certificate Balance is reduced to zero; and
     (2) concurrently, to the Class A-1-B, Class A-2 and Class A-3 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero;
provided, however, if a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) is due to the Swap Counterparty, then any amounts that otherwise would be distributed to the Class A-1-A Certificates in the absence of such Swap Termination Payment will instead be distributed, up to the amount of such Swap Termination Payment, to the Swap Account
     (B) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the Subordinated Class Principal Distribution Target Amount for each such class, in each case until its Class Certificate Balance is reduced to zero; and
     (C) as part of Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.
     Definitions Related to Principal Distributions.
          A “Cumulative Loss Trigger Event” is in effect with respect to a Distribution Date on or after the Stepdown Date if the aggregate amount of Realized Losses on the Mortgage Loans from (and including) the cut-off date for each such Mortgage Loan to (and including) the related Due Date (reduced by the aggregate amount of Subsequent Recoveries received from the cut-off date through the Prepayment Period related to that Due Date) exceeds the applicable percentage, for such Distribution Date, of the Cut-off Date Pool Principal Balance, as set forth below:

Distribution Date	Percentage
May 2010 – April 2011	0.55% with respect to May 2010, plus an additional 1/12th of 0.40%
for each month thereafter through April 2011
May 2011 – April 2012	0.95% with respect to May 2011, plus an additional 1/12th of 0.45%
for each month thereafter through April 2012
May 2012 – April 2013	1.40% with respect to May 2012, plus an additional 1/12th of 0.50%
for each month thereafter through April 2013
May 2013 – April 2014	1.90% with respect to May 2013, plus an additional 1/12th of 0.20%
for each month thereafter through April 2014
May 2014 and thereafter	2.10%
          “Deficient Valuation” means for any Mortgage Loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.
          A “Delinquency Trigger Event” is in effect with respect to a Distribution Date on or after the Stepdown Date if the Rolling Sixty Day Delinquency Rate for the outstanding Mortgage Loans equals or exceeds the product of the Senior Enhancement Percentage and (i) 25.45% for each Distribution Date prior to the Distribution Date in May 2013 or (ii) 31.80% for each Distribution Date on or after the Distribution Date in May 2013.
          “Excess Overcollateralization Amount” for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.
          “Extra Principal Distribution Amount” with respect to any Distribution Date is the lesser of (1) the Overcollateralization Deficiency Amount and (2) the Excess Cashflow available for payment thereof in the priority set forth in this free writing prospectus.
          The “Initial Target Subordination Percentage” and “Stepdown Target Subordination Percentage” for any class of Subordinated Certificates will approximately equal the respective percentages indicated in the following table:

	Initial Target	Stepdown Target	Stepdown Target
	Subordination	Subordination	Subordination
	Percentage	Percentage (1)	Percentage (2)
Class M-1	8.550%	21.375%	17.100%
Class M-2	6.400%	16.000%	12.800%
Class M-3	5.750%	14.374%	11.499%
Class M-4	4.400%	11.000%	8.800%
Class M-5	3.650%	9.124%	7.299%
Class M-6	3.249%	8.123%	6.499%
Class M-7	2.300%	5.749%	4.600%
Class M-8	1.950%	4.874%	3.899%
Class M-9	1.450%	3.626%	2.901%

(1)	For any Distribution Date occurring on or after the Distribution Date occurring in May 2010 and prior to the Distribution Date occurring in May 2013.

(2)	For any Distribution Date occurring on or after the Distribution Date occurring in May 2013.
          The Initial Target Subordination Percentages will not be used to calculate distributions on the Subordinated Certificates, but rather are presented in order to provide a better understanding of the credit enhancement provided by the Subordinated Certificates and the overcollateralization amount. The Initial Target Subordination Percentage for any class of Subordinated Certificates is equal to a fraction, expressed as a percentage, the numerator of which is equal to the aggregate initial Class Certificate Balance of any class(es) of certificates subordinate to the subject class plus the initial Overcollateralized Amount and the denominator of which is equal to the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.
          “OC Floor” means an amount equal to 0.50% of the Cut-off Date Pool Principal Balance.
          “Overcollateralization Deficiency Amount,” with respect to any Distribution Date equals the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on such Distribution Date.
          “Overcollateralization Reduction Amount” for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for the Distribution Date and (ii) the Principal Remittance Amount for the Distribution Date.
          “Overcollateralization Target Amount” means with respect to any Distribution Date (a) prior to the Stepdown Date, an amount equal to 1.450% of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date and (b) on or after the Stepdown Date, the greater of (i) (x) for any Distribution Date prior to the Distribution Date in May 2013, an amount equal to 3.626% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (y) for any Distribution Date on or after the Distribution Date in May 2013, an amount equal to 2.901% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.
          “Overcollateralized Amount” for any Distribution Date is the amount, if any, by which (x) the Pool Principal Balance as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments, the principal portion of any liquidation proceeds and any Subsequent Recoveries received in the related Prepayment Period) exceeds (y) the sum of (i) the aggregate Class Certificate Balance of the offered certificates and (ii) the Swap Principal Amount, if any (in each case, after giving effect to distributions of the Principal Remittance Amount to be made on such Distribution Date).
          The “Pool Principal Balance” equals the aggregate Stated Principal Balance of the Mortgage Loans.
          “Due Period” means, with respect to any Distribution Date, the period beginning on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.
          “Prepayment Period” means, with respect to any Distribution Date and related Due Date, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from April 1, 2007) through the fifteenth day of the calendar month in which the Distribution Date occurs.
          “Principal Distribution Amount” with respect to each Distribution Date is the sum of:
               (1) the Principal Remittance Amount for such Distribution Date, less an amount equal to the aggregate Deferred Interest that accrued on the Mortgage Loans for the related Due Period up to the Principal Prepayment Amount for the related Prepayment Period, and
               (2) the Extra Principal Distribution Amount for such Distribution Date.
               minus

               (3) the Overcollateralization Reduction Amount for the Distribution Date.
          A “Realized Loss” with respect to a Distribution Date and any defaulted Mortgage Loan, is the excess of the Stated Principal Balance of such defaulted Mortgage Loan over the liquidation proceeds allocated to principal that have been received with respect to such Mortgage Loan on or at any time prior to the Due Date after such Mortgage Loan has been liquidated.
          The “Rolling Sixty-Day Delinquency Rate,” with respect to any Distribution Date on or after the Stepdown Date, is the average of the Sixty-Day Delinquency Rates for such Distribution Date and the two immediately preceding Distribution Dates.
          The “Senior Enhancement Percentage” with respect to a Distribution Date on or after the Stepdown Date is equal to a fraction (expressed as a percentage) of:
     (1) the numerator of which is the excess of:
          (a) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) over
          (b) (i) before the Class Certificate Balances of the Senior Certificates and the Swap Principal Amount, if any, have been reduced to zero, the sum of (1) the Class Certificate Balances of the Senior Certificates and (2) the Swap Principal Amount, if any, in each case, immediately prior to such Distribution Date, or (ii) after such time, the Class Certificate Balance of the most senior class of Subordinated Certificates outstanding immediately prior to such Distribution Date, and
     (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).
          “Senior Principal Distribution Target Amount” for any Distribution Date, will equal the excess of:
          (1) the sum of (i) the aggregate Class Certificate Balance of the Senior Certificates and (ii) the Swap Principal Amount, if any, in each case, immediately prior to such Distribution Date, over
          (2) the lesser of (A) the product of (i) (x) approximately 72.500% on any Distribution Date on or after the Stepdown Date and prior to the Distribution Date in May 2013 or (y) approximately 78.000% on any Distribution Date on or after the Stepdown Date and on or after the Distribution Date in May 2013 and (ii) of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) minus the OC Floor.
          The “Sixty-Day Delinquency Rate,” with respect to any Distribution Date on or after the Stepdown Date, is a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance of all Mortgage Loans 60 or more days delinquent as of the close of business on the last day of the calendar month preceding such Distribution Date (including Mortgage Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for such Distribution Date of the Mortgage Loans as of the related Due Date (after giving effect to principal prepayments, the principal portion of any liquidation proceeds and any Subsequent Recoveries received in the related Prepayment Period). Delinquencies with respect to the Mortgage Loans will be recognized in accordance with the MBA Method.

          “Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to:
•	the payment of principal due on the Due Date and irrespective of any delinquency in payment by the related borrower;

•	liquidation proceeds received through the end of the prior calendar month and allocable to principal;

•	prepayments of principal received through the last day of the related Prepayment Period;

•	any Deferred Interest added to the principal balance of that Mortgage Loan on or prior to such Due Date pursuant to the terms of the related mortgage note; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the Mortgage Loan.
          The Stated Principal Balance of a Liquidated Mortgage Loan is zero.
          “Stepdown Date” is the earlier to occur of:
     (1) the Distribution Date immediately following the Distribution Date on which the aggregate Class Certificate Balance of the Senior Certificates and the Swap Principal Amount, if any, are reduced to zero, and
     (2) the later of (x) the Distribution Date in May 2010 and (y) the first Distribution Date on which the sum of (i) the aggregate Class Certificate Balance of the Senior Certificates immediately prior to such Distribution Date and (ii) the Swap Principal Amount, if any, is less than or equal to (a) prior to the Distribution Date in May 2013, approximately 72.500% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments in the related Prepayment Period) and (b) on or after the Distribution Date in May 2013, approximately 78.000% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments in the related Prepayment Period).
          “Subordinated Class Principal Distribution Target Amount” for any class of Subordinated Certificates and Distribution Date will equal the excess of:
          (1) the sum of (a) the sum of (i) the aggregate Class Certificate Balance of the Senior Certificates and (ii) the Swap Principal Amount, if any (in each case, after taking into account the distribution of the Senior Principal Distribution Target Amount for such Distribution Date), (b) the aggregate Class Certificate Balance of any class(es) of Subordinated Certificates that are senior to the subject class (in each case, after taking into account the distribution of the Subordinated Class Principal Distribution Target Amount(s) for such more senior class(es) of certificates for such Distribution Date), and (c) the Class Certificate Balance of the subject class of Subordinated Certificates immediately prior to such Distribution Date over
          (2) the lesser of (a) the product of (x) approximately 100% minus the applicable Stepdown Target Subordination Percentage for the subject class of Subordinated Certificates and (y) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (b) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) minus the OC Floor;

provided, however, that if such class of Subordinated Certificates is the only class of Subordinated Certificates outstanding on such Distribution Date, that class will be entitled to receive the entire remaining Principal Distribution Amount until its Class Certificate Balance is reduced to zero.
          “Subsequent Recoveries” are unexpected recoveries received after the determination by the Master Servicer that it has received all proceeds it expects to receive, with respect to the liquidation of a Mortgage Loan that resulted in a Realized Loss (other than the amount of such net recoveries representing any profit realized by the Master Servicer in connection with the liquidation of any Mortgage Loan and net of reimbursable expenses) in a month prior to the month of the receipt of such recoveries.
          A “Trigger Event” is in effect with respect to a Distribution Date on or after the Stepdown Date if either a Delinquency Trigger Event is in effect with respect to that Distribution Date or a Cumulative Loss Trigger Event is in effect with respect to that Distribution Date.
          “Unpaid Realized Loss Amount” means for any class of offered certificates or the Swap Principal Amount, (x) the portion of the aggregate Applied Realized Loss Amount previously allocated to that class or amount remaining unpaid from prior Distribution Dates minus (y) any increase in the Class Certificate Balance of that class or the Swap Principal Amount due to the allocation of Subsequent Recoveries.
The Swap Contract
          Credit Suisse Management LLC, an affiliate of Credit Suisse Securities (USA) LLC, has entered into an interest rate swap contract for the benefit of the Class A-1-A Certificates with Credit Suisse International (the “Swap Counterparty”), as evidenced by a confirmation between Credit Suisse Management LLC and the Swap Counterparty (the “Swap Contract”). On the closing date, Credit Suisse Management LLC will assign its rights under the Swap Contract to The Bank of New York, as trustee of the Swap Trust (in such capacity the “Swap Trustee”) by means of a novation confirmation. Concurrently with the novation of the Swap Contract, the Swap Trustee and the Swap Counterparty will enter into a 1992 ISDA Master Agreement (Multicurrency – Cross Border), Schedule (the “Schedule”) and Credit Support Annex (the “Credit Support Annex”) thereto (collectively, the "ISDA Master Agreement”). The Swap Contract is also subject to the 2000 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc.
          The Swap Contract will be an asset of a separate trust (the “Swap Trust”) created under the pooling and servicing agreement for the benefit of the Class A-1-A Certificates and the Swap Counterparty.
          With respect to each Distribution Date on or prior to the earlier of (i) June 2037 and (ii) the Distribution Date upon which the Class Certificate Balance of the Class A-1-A Certificates has been reduced to zero (such earlier date, the “Swap Contract Termination Date”), the amount payable to the Swap Counterparty under the Swap Contract will equal the sum of:
          (1) the Swap Fee;
          (2) Current Interest and Interest Carry Forward Amounts with respect to the Class A-1-A Certificates and such Distribution Date;
          (3) any amount of Net Rate Carryover from Excess Cashflow which the Class A-1-A Certificates would be entitled to receive in the absence of the Swap Contract as described under clause (4) under “—Overcollateralization Provisions” below; and
          (4) the sum of (i) distributions of principal and Excess Cashflow in respect of any Swap Principal Amount and (ii) interest on the Swap Principal Amount at the Pass-Through Rate for the Class A-1-A Certificates for that Distribution Date.
          In addition, with respect to each Distribution Date on or prior to the Swap Contract Termination Date, the Swap Counterparty will be obligated to pay to the Swap Trustee under the Swap Contract the product of:

          (1) One-Month LIBOR for such Accrual Period plus the related Pass-Through Margin for the Class A-1-A Certificates for such Distribution Date;
          (2) a notional amount equal to the Class Certificate Balance of the Class A-1-A Certificates immediately prior to the related Distribution Date; and
          (3) the actual number of days in the related Accrual Period divided by 360.
          With respect to any Distribution Date prior to the termination of the Swap Contract, the “Swap Fee” will equal the product of (a) either (i) 0.065% for any Distribution Date occurring on or prior to the Optional Termination Date or (ii) 0.130% for any Distribution Date occurring after the Optional Termination Date, (b) the Class Certificate Balance of the Class A-1-A Certificates immediately prior to such Distribution Date and (c) the actual number of days in the related Accrual Period divided by 360.
          With respect to any Distribution Date, the Swap Trustee or the Swap Counterparty, as the case may be, will only be required to make a “Net Swap Payment” to the other party that is equal to the excess of the payment that it is obligated to make to the other party as described above over the payment that it is entitled to receive from that other party as described above. Any Net Swap Payment owed by the Swap Counterparty with respect to any Distribution Date will be payable on the business day preceding such Distribution Date, while any Net Swap Payment owed to the Swap Counterparty with respect to any Distribution Date will be payable on such Distribution Date.
          In the event that a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) is payable to the Swap Counterparty with respect to any Distribution Date, the trustee will deposit (i) Interest Funds otherwise distributable to the Class A-1-A Certificates in the absence of such Swap Termination Payment as described under clause (2) under “—Interest” above, in an amount up to the amount of such Swap Termination Payment and (ii) any principal otherwise distributable to the Class A-1-A Certificates in the absence of such Swap Termination Payment as described under “—Principal” above, in an amount up to the amount of such Swap Termination Payment remaining after the deposit in clause (i) into the Swap Account.
          In the event that a Swap Termination Payment due to a Swap Counterparty Trigger Event is payable to the Swap Counterparty with respect to any Distribution Date, the trustee will remit the amount of such Swap Termination Payment from Excess Cashflow as described under clause (5) under "—Overcollateralization Provisions” below to the Swap Account.
          In the event that a Net Swap Payment is payable from the Swap Counterparty with respect to any Distribution Date, the Swap Trustee will deposit into the Swap Account an amount equal to such Net Swap Payment.
          Following the distributions of Interest Funds as described under “—Interest” above, distributions of principal as described under “—Principal—Distributions of Principal” above and distributions of Excess Cashflow as described under “—Overcollateralization Provisions” below, the trustee, acting on behalf of the Swap Trust, will distribute all amounts on deposit in the Swap Account in the following amounts and order of priority:
          (i) to the Swap Trustee for payment to the Swap Counterparty, any Net Swap Payment payable to the Swap Counterparty under the Swap Contract with respect to such Distribution Date;
          (ii) to the Swap Trustee for payment to the Swap Counterparty, any Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) payable to the Swap Counterparty under the Swap Contract with respect to such Distribution Date;
          (iii) to the Class A-1-A Certificates, an amount equal to the product of (i) the sum of (a) One-Month LIBOR and (b) the Pass-Through Margin for the Class A-1-A Certificates for such Distribution Date, (ii) the Class Certificate Balance of the Class A-1-A Certificates immediately prior to such

Distribution Date and (iii) the actual number of days in the related Accrual Period divided by 360 (the “Class A-1-A Uncapped Pass-Through Amount”); and
        (iv) to the Swap Trustee for payment to the Swap Counterparty, only to the extent necessary to cover any Swap Termination Payment due to a Swap Counterparty Trigger Event payable to the Swap Counterparty under the Swap Contract with respect to such Distribution Date.
          In the event that the Swap Contract is terminated, Countrywide Home Loans will be required to assist the Swap Trustee in procuring a replacement swap contract (which will not be at the expense of Countrywide Home Loans) with terms approximating those of the Swap Contract. In the event that a Swap Termination Payment was payable by the Swap Counterparty in connection with the termination of the Swap Contract, that Swap Termination Payment will be used to pay any upfront amount in connection with the replacement swap contract, and any remaining portion of that Swap Termination Payment will be distributed to Credit Suisse Securities (USA) LLC and will not be available for distribution on any class of certificates. In the event that the swap counterparty in respect of a replacement swap contract pays any upfront amount to the Swap Trustee in connection with entering into the replacement swap contract, that upfront amount will be included in Interest Funds and the Principal Distribution Amount for the following Distribution Date, as described in the pooling and servicing agreement, to the extent that a Swap Termination Payment is payable to the Swap Counterparty in connection with the termination of the Swap Contract (or was previously paid to the Swap Counterparty and Interest Funds and Principal Distribution Amount for one or more preceding Distribution Dates were used to cover such Swap Termination Payment). Any upfront amount paid by a replacement swap counterparty that is not remitted by the Swap Trustee to the trustee to cover any Swap Termination Payment payable or previously paid to the Swap Counterparty in respect of the Swap Contract for the following Distribution Date will be distributed to Credit Suisse Securities (USA) LLC and will not be available for distribution on any class of certificates. In the event that the Swap Contract is terminated and no replacement swap contract can be procured on terms approximating those of the Swap Contract, any Swap Termination Payment payable by the Swap Counterparty will be retained by the Swap Trustee and remitted to the Trustee on behalf of the Swap Trust on subsequent Distribution Dates up to and including the Swap Contract Termination Date to pay to the Class A-1-A Certificates the Class A-1-A Uncapped Pass-Through Amount. Following the Swap Contract Termination Date, any remaining Swap Termination Payment will be distributed to Credit Suisse Securities (USA) LLC and will not be available for distribution on any class of certificates.
          A “Swap Termination Payment” is a termination payment required to be made by either the Swap Trustee or the Swap Counterparty pursuant to the Swap Contract as a result of an early termination of the Swap Contract, as calculated pursuant to the early termination payment provisions of the ISDA Master Agreement.
          The Swap Contract will be subject to early termination by the Swap Trustee if at any time an “event of default” under the ISDA Master Agreement occurs and is continuing with respect to the Swap Counterparty (or any related guarantor, if applicable), in each case in accordance with the provisions of the ISDA Master Agreement. Events of default with respect to the Swap Counterparty (or any related guarantor, if applicable) include the following:
•	a failure to make a payment due under the Swap Contract, if such failure is not remedied on or before the third business day after notice of such failure is received,

•	a failure to comply with or perform any non-payment agreement or obligation to be complied with or performed in accordance with the ISDA Master Agreement, if such failure is not remedied on or before the thirtieth day after notice of such failure is received,

•	if the credit rating of the Swap Counterparty’s unsecured, long-term senior debt obligations (and its unsecured, short-term debt obligations, if available) falls below a required ratings threshold level established by S&P and Moody’s as specified in the ISDA Master Agreement for a specified number of days, a failure to post any collateral required if such failure is not remedied on or before the third business day after notice of such failure is received and certain other events involving the termination or repudiation of the Credit Support Annex prior to the satisfaction of all obligations under the Swap Contract,

•	a breach of certain representations of the Swap Counterparty in the ISDA Master Agreement,

•	(i) the occurrence or existence of a default, event of default or other similar condition or event in respect of the Swap Counterparty under one or more agreements or instruments relating to indebtedness in an aggregate amount of not less 3% of the shareholders’ equity of the Swap Counterparty which has resulted in the acceleration or potential acceleration of such indebtedness or (ii) a default by the Swap Counterparty under such agreement or instrument in making one or more payments on the due date thereof in an aggregate amount of not less than 3% of the shareholders’ equity of the Swap Counterparty (after giving effect to any applicable notice requirement or grace period),

•	certain insolvency or bankruptcy events, and

•	a merger by the Swap Counterparty without an assumption of its obligations under the Swap Contract and the ISDA Master Agreement.
          The Swap Contract will be subject to early termination by the Swap Counterparty if at any time an “event of default” under the ISDA Master Agreement occurs and is continuing with respect to the Swap Trustee, in each case in accordance with the provisions of the ISDA Master Agreement. Events of default with respect to the Swap Trustee include the following:
•	a failure to make a payment due under the Swap Contract, if such failure is not remedied on or before the third business day after notice of such failure is received,

•	if the Swap Counterparty is required to post collateral under the ISDA Master Agreement, a failure by the Swap Trustee to return any collateral required to be returned under the Credit Support Annex if such failure is not remedied on or before the second business day after notice of such failure is received, and

•	certain insolvency or bankruptcy events.
          The Swap Contract will also be subject to early termination by the Swap Counterparty or the Swap Trustee (or, in some cases, by both parties) if at any time a “termination event” under the ISDA Master Agreement occurs and is continuing with respect to either party or both parties, in each case in accordance with the provisions of the ISDA Master Agreement. Termination events include the following:
•	illegality (which generally relates to changes in law causing it to become unlawful for either party (or any related guarantor, in the case of the Swap Counterparty) to perform its obligations under the Swap Contract or guaranty, as applicable),

•	a tax event (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax), and

•	a tax event upon merger (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax, in each case, resulting from a merger).
           Finally, the Swap Contract will also be subject to early termination by the party indicated below if at any time an “additional termination event” under the ISDA Master Agreement occurs and is continuing with respect to the other party, in each case in accordance with the provisions of the ISDA Master Agreement:
•	by the Swap Counterparty, in the event of an amendment to the Pooling and Servicing Agreement that could reasonably be expected to have a material adverse effect on the Swap Counterparty without the prior written consent (such consent not to be unreasonably withheld) of the Swap Counterparty,

•	by the Swap Trustee, in the event that (i) the credit rating of the Swap Counterparty (or any related guarantor) falls below an initial threshold level or a second, lower threshold level, each established by Moody’s and S&P and specified in the ISDA Master Agreement and (ii) the Swap Counterparty fails to take the actions required under the ISDA Master Agreement, which in some cases includes posting collateral under the Credit Support Annex, and

•	by the Swap Trustee, in the event of a failure by the Swap Counterparty to deliver any information, report, certification or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of Regulation AB with respect to certain reporting obligations of the depositor with respect to the issuing entity, which continues unremedied for the time period provided in the ISDA Master Agreement, and the Swap Counterparty fails to transfer the Swap Contract at its sole cost and expense, in whole, but not in part, to a replacement counterparty that (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the depositor and the issuing entity, (ii) satisfies any rating thresholds set forth in the ISDA Master Agreement, and (iii) is approved by the depositor (which approval shall not be unreasonably withheld) and Moody’s or S&P, if applicable.
          A “Swap Counterparty Trigger Event” means an event of default under the Swap Contract with respect to which the Swap Counterparty is the sole defaulting party or a termination event under the Swap Contract (other than illegality or a tax event) with respect to which the Swap Counterparty is the sole affected party.
The Swap Counterparty
          The Swap Counterparty was incorporated in England and Wales under the Companies Act 1985 on May 9, 1990 with registered no. 2500199 and was re-registered as unlimited under the name “Credit Suisse Financial Products” on July 6, 1990. Its registered office and principal place of business is at One Cabot Square, London E14 4QJ. The Swap Counterparty is an English bank and is regulated as a European Union credit institution by The Financial Services Authority (“FSA”) under the Financial Services and Markets Act 2000. The FSA has issued a scope of permission notice authorizing the Swap Counterparty to carry out specific regulated investment activities. Effective as of March 27, 2000, Credit Suisse Financial Products was renamed “Credit Suisse First Boston International” and effective as of January 16, 2006, was renamed “Credit Suisse International.” These changes were renamings only.
          The Swap Counterparty is an unlimited liability company and, as such, its shareholders have a joint, several and unlimited obligation to meet any insufficiency in the assets of the Swap Counterparty in the event of its liquidation. The Swap Counterparty’s ordinary voting shares are owned, as to 56%, by Credit Suisse, as to 24%, by Credit Suisse (International) Holding AG and, as to 20%, by Credit Suisse Group. The Swap Counterparty commenced business on July 16, 1990. Its principal business is banking, including the trading of derivative products linked to interest rates, equities, foreign exchange, commodities and credit.
          The Swap Counterparty has been assigned a senior unsecured debt rating of “AA- (stable outlook)” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., a senior debt rating of “Aa3 (stable outlook)” by Moody’s Investors Service Inc. and a long-term rating of “AA- (stable outlook)” by Fitch Ratings.
          The Swap Counterparty is an affiliate of Credit Suisse Securities (USA) LLC, the underwriter.
          The significance percentage for the Swap Contract is less than 10%. The “significance percentage” for the Swap Contract is the percentage that the significance estimate of the Swap Contract represents of the Class Certificate Balance of the Class A-1-A Certificates. The “significance estimate” of the Swap Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Swap Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.
          The certificates do not represent an obligation of the Swap Counterparty or the Swap Trustee. The holders of the certificates are not parties to or beneficiaries under the Swap Contract or the Swap Contract Administration Agreement and will not have any right to proceed directly against the Swap Counterparty in respect of its obligations under the Swap Contract or against the Swap Trustee in respect of its obligations under the Swap Contract Administration Agreement.

          The Swap Contract and the ISDA Master Agreement will be filed with the SEC as an exhibit to a Current Report on Form 8-K after the closing date.
Residual Certificates
          The Class A-R Certificates will receive a distribution of $100 of principal on the first Distribution Date, after which its Class Certificate Balance will equal zero. The Class A-R Certificates will remain outstanding for so long as the trust fund will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date the holders of the Class A-R Certificates will be entitled to receive certain additional distributions as provided in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for such distribution to the Class A-R Certificates.
Overcollateralization Provisions
          The weighted average Adjusted Net Mortgage Rate for the Mortgage Loans is generally expected to be higher than the weighted average of the Pass-Through Rates on the classes of certificates and the Swap Principal Amount. As a result, interest collections on the Mortgage Loans net of Deferred Interest are expected to be generated in excess of the amount of interest payable to the holders of the certificates and the fees and expenses payable by the issuing entity. The excess cashflow, if any, will be applied on each Distribution Date as a payment of principal on the Swap Principal Amount and the classes of certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described.
          The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the amount of Interest Funds remaining on such Distribution Date after the distribution of interest to the holders of the offered certificates and after distributions to the Swap Account, (ii) the amount remaining on such Distribution Date after the distribution of the Principal Distribution Amount to the holders of the offered certificates for such Distribution Date and after distributions to the Swap Account and (iii) the Overcollateralization Reduction Amount for that Distribution Date, if any.
          With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of certificates and deposited in the Swap Account in the following order of priority, in each case to the extent of the remaining Excess Cashflow:
               1. to the Swap Account in an amount up to the Swap Principal Amount and to the classes of certificates then entitled to receive distributions in respect of principal, in an amount equal to the Extra Principal Distribution Amount, payable as part of the Principal Distribution Amount as described under “—Principal” above;
               2. to the classes of Senior Certificates and to the Swap Account in the following order:
•	concurrently, to the Class A-1-A and Class A-1-B Certificates and to the Swap Account, pro rata based on the Unpaid Realized Loss Amount for such class and the Swap Principal Amount, respectively, in an amount up to the Unpaid Realized Loss Amount allocated to such class and such amount, respectively;

•	to the Class A-2 Certificates, in an amount up to the Unpaid Realized Loss Amount for such class; and

•	to the Class A-3 Certificates, in an amount up to the Unpaid Realized Loss Amount for such class;
               3. sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, in each case, first, in an amount up to any remaining Current Interest and Interest Carry Forward Amount for each such class and such Distribution Date and then in an amount up to the Unpaid Realized Loss Amount for such class;

          4. concurrently, to the classes of LIBOR Certificates, pro rata based on their respective Class Certificate Balances to the extent needed to pay any Net Rate Carryover for each such class; and then any Excess Cashflow remaining after such allocation to pay Net Rate Carryover based on Class Certificate Balances of the certificates will be distributed to each class of LIBOR Certificates with respect to which there remains any unpaid Net Rate Carryover, pro rata, based on the amount of such unpaid Net Rate Carryover, provided, however, that, prior to the termination of the Swap Contract, any amounts of Net Rate Carryover that would be distributed to the Class A-1-A Certificates in the absence of the Swap Contract will instead be distributed to the Swap Account;
          5. to the Swap Account, up to the amount of any Swap Termination Payment due to the Swap Counterparty as a result of a Swap Counterparty Trigger Event; and
          6. to fund distributions to the holders of the Class C and Class A-R Certificates in each case in the amounts specified in the pooling and servicing agreement.
Applied Realized Loss Amounts
          After the credit enhancement provided by excess cashflow and overcollateralization (if any) has been exhausted, collections otherwise payable to the subordinated classes will comprise the sole source of funds from which credit enhancement is provided to the Senior Certificates.
          If on any Distribution Date, after giving effect to the distributions described above, the sum of (i) the aggregate Class Certificate Balance of the certificates and (ii) the Swap Principal Amount, if any, exceeds the aggregate Stated Principal Balance of the Mortgage Loans, the amount of such excess will be applied to reduce the Class Certificate Balances of the classes of offered certificates and the Swap Principal Amount, if any, in the following order:
•	sequentially to the Class M-9, Class M-8, Class M-7, Class M-6, Class M-5, Class M-4, Class M-3, Class M-2 and Class M-1 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero,

•	to the Class A-3 Certificates until its Class Certificate Balance is reduced to zero,

•	to the Class A-2 Certificates, until its Class Certificate Balances is reduced to zero, and

•	concurrently, to the Class A-1-A and Class A-1-B Certificates and Swap Principal Amount, pro rata, based on Class Certificate Balance or amount, as applicable, until that Class Certificate Balance or amount, as applicable, is reduced to zero.

Any such reduction described in the foregoing paragraph is an “Applied Realized Loss Amount.”
          Interest on any class of certificates, the Class Certificate Balance of which has been reduced through the application of Applied Realized Loss Amounts, as described above, will accrue for the related class of certificates on the reduced Class Certificate Balance unless the Class Certificate Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Class Certificate Balance of such class as described in the definition of Class Certificate Balance above.

Annex A
The Mortgage Pool
     The following information sets forth certain characteristics of the Mortgage Loans in the Mortgage Pool, as of the cut-off date. Other than with respect to rates of interest, percentages are approximate and are stated in each case by aggregate Stated Principal Balance of the Mortgage Loans, as of the cut-off date. Due to rounding, the sum in any column of the following tables may not equal the indicated value.
Loan Programs

						Weighted		Weighted
				Average	Weighted	Average		Average
	Number	Aggregate		Principal	Average	Remaining	Weighted	Original
	of	Principal	Percent of	Balance	Current	Term to	Average	Loan-to-
Type of	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO	Value Ratio
Program	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Credit Score	(%)
One-Year MTA	1,348	$569,747,978.16	100.00%	422,661.70	5.488	395	713	74.56

Total	1,348	$569,747,978.16	100.00%

Current Mortgage Rates(1)

						Weighted		Weighted
Range of				Average	Weighted	Average	Weighted	Average
Current	Number	Aggregate		Principal	Average	Remaining	Average	Original
Mortgage	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
Rates (as so	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
adjusted) (%)	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
4.750 and Below	573	$245,812,023.03	43.14%	428,991.31	1.756	393	719	74.06
5.751 - 6.250	4	1,807,500.20	0.32	451,875.05	5.926	359	762	72.13
6.251 - 6.750	6	4,309,672.16	0.76	718,278.69	6.603	377	743	73.17
6.751 - 7.250	12	8,152,766.20	1.43	679,397.18	7.044	396	702	73.17
7.251 - 7.750	60	34,204,707.39	6.00	570,078.46	7.547	392	725	71.42
7.751 - 8.250	228	91,863,755.94	16.12	402,911.21	8.092	392	717	74.88
8.251 - 8.750	329	127,133,232.35	22.31	386,423.20	8.543	397	699	75.74
8.751 and Above	136	56,464,320.89	9.91	415,178.83	9.054	408	705	75.85

Total	1,348	$569,747,978.16	100.00%

(1)	The lender acquired mortgage insurance mortgage loans are shown in the preceding table net of the interest premium charge by the related lenders. As of the cut-off date, the weighted average current mortgage rate of the Mortgage Loans (as so adjusted) is expected to be approximately 5.462% per annum. Without the adjustment, the weighted average current mortgage rate of the Mortgage Loans is expected to be approximately 5.488% per annum.

Current Mortgage Loan Principal Balances(1)

						Weighted		Weighted
				Average	Weighted	Average		Average
Range of	Number	Aggregate		Principal	Average	Remaining	Weighted	Original
Current Mortgage	of	Principal	Percent of	Balance	Current	Term to	Average	Loan-to-
Loan Principal	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO Credit	Value Ratio
Balances ($)	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
0.01– 50,000.00	2	$75,420.00	0.01%	37,710.00	5.443	360	749	75.82
50,000.01–100,000.00	31	2,579,818.32	0.45	83,219.95	6.589	390	714	69.65
100,000.01–150,000.00	100	12,520,180.98	2.20	125,201.81	6.106	387	709	75.80
150,000.01–200,000.00	140	25,160,870.09	4.42	179,720.50	5.611	391	707	76.62
200,000.01–250,000.00	144	32,493,241.79	5.70	225,647.51	6.104	387	708	76.19
250,000.01–300,000.00	131	36,028,866.26	6.32	275,029.51	5.372	392	709	76.77
300,000.01–350,000.00	146	47,840,940.38	8.40	327,677.67	4.957	386	711	78.64
350,000.01–400,000.00	132	49,699,145.32	8.72	376,508.68	5.477	394	713	77.00
400,000.01–450,000.00	93	39,460,169.43	6.93	424,302.90	5.421	391	715	75.08
450,000.01–500,000.00	95	45,193,220.60	7.93	475,718.11	6.272	401	713	76.68
500,000.01–550,000.00	64	33,586,326.53	5.89	524,786.35	5.822	395	716	76.35
550,000.01–600,000.00	44	25,403,602.37	4.46	577,354.60	5.021	387	702	78.75
600,000.01–650,000.00	49	31,007,142.55	5.44	632,798.83	5.158	396	711	74.77
650,000.01–700,000.00	22	14,935,892.31	2.62	678,904.20	5.282	403	709	73.96
700,000.01–750,000.00	15	10,916,272.43	1.92	727,751.50	6.604	391	697	75.92
750,000.01–1,000,000.00	77	67,654,664.46	11.87	878,632.01	5.322	394	714	71.89
1,000,000.01–1,500,000.00	46	58,811,980.81	10.32	1,278,521.32	5.034	411	728	69.21
1,500,000.01–2,000,000.00	8	13,272,349.01	2.33	1,659,043.63	6.279	386	697	66.57
2,000,000.01 and Above	9	23,107,874.52	4.06	2,567,541.61	5.189	409	730	66.11

Total	1,348	$569,747,978.16	100.00%

(1)	As of the cut-off date, the average current mortgage loan principal balance of the Mortgage Loans is approximately $422,662.
FICO Credit Scores(1)

						Weighted		Weighted
				Average	Weighted	Average		Average
	Number	Aggregate		Principal	Average	Remaining	Weighted	Original
Range of	of	Principal	Percent of	Balance	Current	Term to	Average	Loan-to-
FICO Credit	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO Credit	Value Ratio
Scores	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
659 and Below	170	$61,938,154.74	10.87%	364,342.09	6.364	394	639	75.99
660–679	208	81,861,652.86	14.37	393,565.64	6.082	388	670	77.59
680–699	213	84,794,942.85	14.88	398,098.32	5.617	393	690	75.18
700–719	221	103,217,485.54	18.12	467,047.45	5.418	398	708	74.93
720 and Above	536	237,935,742.17	41.76	443,909.97	5.041	397	758	72.77

Total	1,348	$569,747,978.16	100.00%
		~~~~~[a]

(1)	As of the cut-off date, the weighted average FICO Credit Score of the mortgagors related to the Mortgage Loans is approximately 713.

Documentation Programs

						Weighted		Weighted
				Average	Weighted	Average		Average
	Number			Principal	Average	Remaining	Weighted	Original
	of	Aggregate	Percent of	Balance	Current	Term to	Average	Loan-to-
Documentation	Mortgage	Principal Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO Credit	Value Ratio
Program	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
Full/Alternative	162	$46,980,506.46	8.25%	290,003.13	5.420	377	717	75.43
Stated Income/Stated Asset	150	46,280,463.33	8.12	308,536.42	4.718	391	725	75.61
Reduced	1,031	474,672,413.16	83.31	460,400.01	5.562	397	712	74.37
No Income/No Asset	1	439,330.44	0.08	439,330.44	8.375	479	702	69.84
No Ratio	4	1,375,264.77	0.24	343,816.19	7.335	386	693	79.01

Total	1,348	$569,747,978.16	100.00%

Original Loan-to-Value Ratios(1)(2)

						Weighted		Weighted
				Average	Weighted	Average		Average
	Number	Aggregate		Principal	Average	Remaining	Weighted	Original
Range of Original	of	Principal	Percent of	Balance	Current	Term to	Average	Loan-to-
Loan-to-Value	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO Credit	Value Ratio
Ratios (%)	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
50.00 and Below	45	$16,458,627.66	2.89%	365,747.28	3.777	418	749	35.08
50.01 - 55.00	15	8,363,748.10	1.47	557,583.21	4.487	387	724	52.46
55.01 - 60.00	30	18,734,623.21	3.29	624,487.44	6.083	394	711	58.48
60.01 - 65.00	40	22,252,042.23	3.91	556,301.06	6.207	374	710	62.66
65.01 - 70.00	187	92,911,509.17	16.31	496,852.99	5.500	402	724	68.97
70.01 - 75.00	180	94,515,503.28	16.59	525,086.13	5.244	400	710	74.03
75.01 - 80.00	712	279,704,556.44	49.09	392,843.48	5.450	396	710	79.62
80.01 - 85.00	17	4,595,621.27	0.81	270,330.66	5.722	373	710	84.23
85.01 - 90.00	89	23,773,396.94	4.17	267,116.82	6.700	369	699	89.16
90.01 - 95.00	33	8,438,349.86	1.48	255,707.57	6.954	361	709	94.21

Total	1,348	$569,747,978.16	100.00%

(1)	As of the cut-off date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans is approximately 74.56%.

(2)	Does not take into account any secondary financing on the Mortgage Loans that may exist at the time of origination.

Original Combined Loan-to-Value Ratios(1)(2)

						Weighted
				Average	Weighted	Average		Weighted
Range of Original	Number	Aggregate		Principal	Average	Remaining	Weighted	Average
Combined	of	Principal	Percent of	Balance	Current	Term to	Average	Original
Loan-to-Value	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO Credit	Loan-to-Value
Ratios (%)	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	Ratio (%)
50.00 and Below	44	$15,609,127.66	2.74%	354,752.90	3.873	421	745	34.56
50.01 - 55.00	16	9,213,248.10	1.62	575,828.01	4.258	384	731	51.74
55.01 - 60.00	24	10,962,745.75	1.92	456,781.07	5.744	421	718	57.95
60.01 - 65.00	34	19,708,865.06	3.46	579,672.50	6.276	375	711	62.17
65.01 - 70.00	113	64,475,955.41	11.32	570,583.68	5.211	403	735	68.22
70.01 - 75.00	125	57,179,430.00	10.04	457,435.44	5.078	400	716	73.56
75.01 - 80.00	369	149,533,364.48	26.25	405,239.47	5.066	392	716	78.44
80.01 - 85.00	52	24,037,824.97	4.22	462,265.86	5.212	389	701	75.82
85.01 - 90.00	531	208,188,593.09	36.54	392,068.91	6.021	394	703	79.08
90.01 - 95.00	40	10,838,823.64	1.90	270,970.59	7.201	371	708	91.02

Total	1,348	$569,747,978.16	100.00%

(1)	As of the cut-off date, the weighted average original Combined Loan-to-Value Ratio of the Mortgage Loans is approximately 79.25%.

(2)	Takes into account any secondary financing on the Mortgage Loans that may exist at the time of origination.
State Distribution of Mortgaged Properties(1)

						Weighted		Weighted
				Average	Weighted	Average	Weighted	Average
	Number	Aggregate		Principal	Average	Remaining	Average	Original
	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
State	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
California	590	$306,322,364.62	53.76%	519,190.45	5.705	404	714	73.35
Florida	248	80,893,039.69	14.20	326,181.61	5.540	389	699	76.82
Illinois	54	26,196,484.80	4.60	485,120.09	4.381	375	746	72.51
New Jersey	44	17,456,551.08	3.06	396,739.80	4.778	372	698	76.20
Nevada	47	16,564,298.19	2.91	352,431.88	6.204	403	712	75.06
Arizona	41	14,048,317.03	2.47	342,641.88	4.743	401	724	73.96
Maryland	37	11,935,491.80	2.09	322,580.86	5.301	372	709	75.80
Other	287	96,331,430.95	16.91	335,649.59	5.194	383	717	76.63

Total	1,348	$569,747,978.16	100.00%

(1)	The Other row in the preceding table includes 30 other states and the District of Columbia with under 2% concentrations individually. As of the cut-off date, no more than approximately 1.242% of the Mortgage Loans will be secured by mortgaged properties located in any one postal zip code area.

Loan Purpose

						Weighted		Weighted
				Average	Weighted	Average	Weighted	Average
	Number	Aggregate		Principal	Average	Remaining	Average	Original
	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
Loan Purpose	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
Purchase	380	$157,372,324.66	27.62%	414,137.70	5.370	391	717	78.25
Refinance (Rate/Term)	357	161,370,652.40	28.32	452,018.63	5.454	392	712	74.41
Refinance (Cash-Out)	611	251,005,001.10	44.06	410,810.15	5.585	399	712	72.35

Total	1,348	$569,747,978.16	100.00%

Types of Mortgaged Properties(1)

						Weighted		Weighted
				Average	Weighted	Average	Weighted	Average
	Number	Aggregate		Principal	Average	Remaining	Average	Original
	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
Property Type	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
2 to 4 Family Residence	105	$43,548,195.16	7.64%	414,744.72	5.755	407	711	73.43
Cooperative	1	149,142.54	0.03	149,142.54	8.000	359	773	42.86
High-rise Condominium	33	14,798,788.68	2.60	448,448.14	4.566	382	728	77.86
Low-rise Condominium	144	43,302,337.84	7.60	300,710.68	6.172	392	706	75.85
Planned Unit Development	204	96,978,858.20	17.02	475,386.56	5.114	395	711	74.68
Single Family Residence	861	370,970,655.74	65.11	430,860.23	5.511	394	714	74.40

Total	1,348	$569,747,978.16	100.00%

(1)	Treated as real property.
Occupancy Types(1)

						Weighted		Weighted
				Average	Weighted	Average	Weighted	Average
	Number	Aggregate		Principal	Average	Remaining	Average	Original
	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
Occupancy Type	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
Investment Property	238	$73,360,337.00	12.88%	308,236.71	6.469	393	715	72.35
Primary Residence	1,021	462,048,390.60	81.10	452,544.95	5.331	396	712	74.78
Secondary Residence	89	34,339,250.56	6.03	385,834.28	5.518	391	722	76.40

Total	1,348	$569,747,978.16	100.00%

(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

							Weighted
				Average	Weighted	Weighted	Average
	Number	Aggregate		Principal	Average	Average	Original
	of	Principal	Percent of	Balance	Current	FICO	Loan-to-
Remaining Term	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Credit	Value Ratio
to Maturity (Months)	Loans	Outstanding	Loans	($)	Rate (%)	Score	(%)
332	2	$277,343.21	0.05%	138,671.61	7.625	774	67.34
333	4	2,245,925.05	0.39	561,481.26	8.066	705	67.32
337	1	446,292.33	0.08	446,292.33	8.000	752	80.00
345	1	333,008.47	0.06	333,008.47	8.375	687	80.00
347	1	263,998.68	0.05	263,998.68	8.375	692	80.00
348	3	1,095,309.17	0.19	365,103.06	8.224	756	73.94
349	2	1,919,394.81	0.34	959,697.41	7.649	722	72.51
351	2	723,914.86	0.13	361,957.43	8.625	683	67.01
352	4	2,864,467.30	0.50	716,116.83	8.434	684	72.25
353	1	253,227.20	0.04	253,227.20	8.875	684	83.00
354	10	7,092,834.23	1.24	709,283.42	8.351	718	66.79
355	12	4,597,419.90	0.81	383,118.33	8.646	692	74.90
356	16	8,342,202.54	1.46	521,387.66	8.554	729	72.28
357	32	16,759,871.93	2.94	523,746.00	8.317	736	74.83
358	63	26,848,800.61	4.71	426,171.44	6.016	726	76.50
359	177	68,891,265.54	12.09	389,216.19	7.158	713	76.08
360	646	255,958,393.82	44.92	396,220.42	4.273	710	75.09
469	3	1,027,877.94	0.18	342,625.98	8.421	766	76.45
471	4	2,331,330.92	0.41	582,832.73	8.716	665	73.42
472	1	357,086.61	0.06	357,086.61	8.250	682	80.00
473	1	355,292.29	0.06	355,292.29	8.625	647	86.85
475	2	755,746.25	0.13	377,873.13	9.246	739	74.15
476	8	2,942,033.04	0.52	367,754.13	8.548	721	74.27
477	10	4,846,585.14	0.85	484,658.51	8.796	699	72.63
478	16	6,912,916.00	1.21	432,057.25	7.919	687	76.19
479	72	30,636,671.32	5.38	425,509.32	8.230	718	73.04
480	254	120,668,769.00	21.18	475,073.89	4.701	716	73.26

Total	1,348	$569,747,978.16	100.00%

(1)	As of the cut-off date, the weighted average remaining term to maturity of the Mortgage Loans is approximately 395 months.
Gross Margins(1)

						Weighted		Weighted
				Average	Weighted	Average	Weighted	Average
	Number	Aggregate		Principal	Average	Remaining	Average	Original
	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
Range of	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
Gross Margins (%)	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
0.900 and Below	3	$1,436,588.00	0.25%	478,862.67	5.875	360	793	70.09
0.901 - 1.400	4	1,378,632.20	0.24	344,658.05	6.308	414	721	80.00
1.401 - 1.900	7	7,654,966.69	1.34	1,093,566.67	6.053	380	715	70.20
1.901 - 2.400	25	19,543,990.41	3.43	781,759.62	5.349	417	727	65.65
2.401 - 2.900	134	63,044,650.78	11.07	470,482.47	5.729	386	726	73.97
2.901 - 3.400	489	206,376,262.02	36.22	422,037.35	5.497	396	717	74.53
3.401 - 3.900	496	196,589,230.18	34.50	396,349.25	5.188	393	711	74.28
3.901 - 4.400	153	62,565,012.61	10.98	408,921.65	5.599	401	695	77.28
4.401 - 4.900	30	8,875,634.99	1.56	295,854.50	8.179	393	686	87.79
4.901 - 5.400	7	2,283,010.28	0.40	326,144.33	9.032	413	668	83.56

Total	1,348	$569,747,978.16	100.00%

(1)	As of the cut-off date, the weighted average gross margin of the Mortgage Loans is approximately 3.369% .

Maximum Mortgage Rates(1)

						Weighted
					Weighted	Average	Weighted	Weighted
	Number	Aggregate		Average	Average	Remaining	Average	Average
Range of	of	Principal	Percent of	Principal	Current	Term to	FICO	Original
Maximum Mortgage	Mortgage	Balance	Mortgage	Balance	Mortgage	Maturity	Credit	Loan-to-Value
Rates (%)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
9.750 and Below	1	$275,545.83	0.05%	275,545.83	8.500	471	698	74.93
9.751 - 10.250	1,293	554,564,821.19	97.34	428,897.77	5.459	395	714	74.20
10.251 - 10.750	7	1,383,201.39	0.24	197,600.20	6.038	360	697	85.49
10.751 - 11.250	36	9,793,573.38	1.72	272,043.71	6.372	367	715	89.23
11.251 - 11.750	9	3,237,760.68	0.57	359,751.19	7.280	406	672	85.85
12.751 - 13.250	1	236,250.00	0.04	236,250.00	3.250	480	709	75.00
14.251 - 14.750	1	256,825.69	0.05	256,825.69	9.250	358	695	95.00

Total	1,348	$569,747,978.16	100.00%

(1)	As of the cut-off date, the weighted average maximum mortgage rate of the Mortgage Loans is approximately 9.982% .
Minimum Mortgage Rates(1)

						Weighted
					Weighted	Average	Weighted	Weighted
	Number	Aggregate		Average	Average	Remaining	Average	Average
Range of	of	Principal	Percent of	Principal	Current	Term to	FICO	Original
Minimum Mortgage	Mortgage	Balance	Mortgage	Balance	Mortgage	Maturity	Credit	Loan-to-Value
Rates (%)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
0.900 and Below	3	$1,436,588.00	0.25%	478,862.67	5.875	360	793	70.09
0.901 - 1.400	4	1,378,632.20	0.24	344,658.05	6.308	414	721	80.00
1.401 - 1.900	7	7,654,966.69	1.34	1,093,566.67	6.053	380	715	70.20
1.901 - 2.400	25	19,543,990.41	3.43	781,759.62	5.349	417	727	65.65
2.401 - 2.900	134	63,044,650.78	11.07	470,482.47	5.729	386	726	73.97
2.901 - 3.400	489	206,376,262.02	36.22	422,037.35	5.497	396	717	74.53
3.401 - 3.900	496	196,589,230.18	34.50	396,349.25	5.188	393	711	74.28
3.901 - 4.400	153	62,565,012.61	10.98	408,921.65	5.599	401	695	77.28
4.401 - 4.900	30	8,875,634.99	1.56	295,854.50	8.179	393	686	87.79
4.901 - 5.400	7	2,283,010.28	0.40	326,144.33	9.032	413	668	83.56

Total	1,348	$569,747,978.16	100.00%

(1)	As of the cut-off date, the weighted average minimum mortgage rate of the Mortgage Loans is approximately 3.369%.

Initial Rate Adjustment Dates

						Weighted
					Weighted	Average	Weighted	Weighted
	Number	Aggregate		Average	Average	Remaining	Average	Average
	of	Principal	Percent of	Principal	Current	Term to	FICO	Original
Initial Rate	Mortgage	Balance	Mortgage	Balance	Mortgage	Maturity	Credit	Loan-to-Value
Adjustment Date	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
January 1, 2005	2	$277,343.21	0.05%	138,671.61	7.625	332	774	67.34
February 1, 2005	4	2,245,925.05	0.39	561,481.26	8.066	333	705	67.32
August 1, 2005	1	446,292.33	0.08	446,292.33	8.000	337	752	80.00
February 1, 2006	1	333,008.47	0.06	333,008.47	8.375	345	687	80.00
April 1, 2006	1	263,998.68	0.05	263,998.68	8.375	347	692	80.00
May 1, 2006	3	1,095,309.17	0.19	365,103.06	8.224	348	756	73.94
June 1, 2006	5	2,947,272.75	0.52	589,454.55	7.918	391	738	73.88
August 1, 2006	6	3,055,245.78	0.54	509,207.63	8.695	443	669	71.90
September 1, 2006	4	2,582,791.87	0.45	645,697.97	8.299	369	666	72.24
October 1, 2006	2	608,519.49	0.11	304,259.75	8.729	423	662	85.25
November 1, 2006	10	7,389,847.68	1.30	738,984.77	8.378	354	718	67.14
December 1, 2006	13	4,352,145.13	0.76	334,780.39	8.697	376	692	78.06
January 1, 2007	21	9,156,160.49	1.61	436,007.64	8.452	384	718	72.42
February 1, 2007	31	13,706,144.12	2.41	442,133.68	8.298	390	700	76.24
March 1, 2007	66	25,384,299.16	4.46	384,610.59	8.564	390	697	78.49
April 1, 2007	241	98,750,751.30	17.33	409,754.15	8.142	396	716	75.27
May 1, 2007	755	314,614,349.13	55.22	416,707.75	4.352	399	712	74.65
June 1, 2007	145	62,476,499.35	10.97	430,872.41	4.651	398	716	74.85
July 1, 2007	34	19,230,725.00	3.38	565,609.56	1.989	367	751	66.08
August 1, 2007	3	831,350.00	0.15	277,116.67	2.582	360	684	83.72

Total	1,348	$569,747,978.16	100.00%

Maximum Negative Amortization(1)

						Weighted
					Weighted	Average	Weighted
				Average	Average	Remaining	Average	Weighted
	Number of	Aggregate	Percent of	Principal	Current	Term to	FICO	Average Original
Maximum Negative	Mortgage	Principal Balance	Mortgage	Balance	Mortgage	Maturity	Credit	Loan-to-Value
Amortization (%)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
110	55	$22,355,714.42	3.92%	406,467.53	6.480	398	705	75.87
115	1,293	547,392,263.74	96.08	423,350.55	5.448	395	714	74.51

Total	1,348	$569,747,978.16	100.00%

(1)	Reflects maximum allowable percentage of original unpaid principal balance.
Fixed Rate Periods at Origination

						Weighted
					Weighted	Average		Weighted
				Average	Average	Remaining	Weighted	Average
	Number of	Aggregate	Percent of	Principal	Current	Term to	Average	Original Loan-
	Mortgage	Principal Balance	Mortgage	Balance	Mortgage	Maturity	FICO Credit	to-Value Ratio
Fixed Rate Period (months)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	(%)
0	415	$180,405,575.04	31.66%	434,712.23	8.168	399	706	74.47
1	841	335,802,359.64	58.94	399,289.37	4.333	397	710	75.50
3	92	53,540,043.48	9.40	581,956.99	3.706	369	759	68.96

Total	1,348	$569,747,978.16	100.00%

Prepayment Charge Periods at Origination

						Weighted
					Weighted	Average		Weighted
				Average	Average	Remaining	Weighted	Average
	Number of	Aggregate	Percent of	Principal	Current	Term to	Average	Original Loan-
	Mortgage	Principal Balance	Mortgage	Balance	Mortgage	Maturity	FICO Credit	to-Value Ratio
Prepayment Charge Period (months)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	(%)
0	245	$125,069,081.06	21.95%	510,486.05	4.980	381	737	71.88
3	3	895,001.47	0.16	298,333.82	8.403	358	687	81.07
6	5	1,803,391.54	0.32	360,678.31	7.566	386	715	69.99
12	462	214,266,138.62	37.61	463,779.52	5.313	400	711	75.15
20	1	245,812.81	0.04	245,812.81	8.250	359	779	80.00
24	4	1,127,689.11	0.20	281,922.28	8.578	358	681	76.43
30	2	1,196,025.35	0.21	598,012.68	6.567	479	784	71.82
36	624	224,371,282.01	39.38	359,569.36	5.877	398	702	75.52
60	2	773,556.19	0.14	386,778.10	8.315	357	733	71.09

Total	1,348	$569,747,978.16	100.00%

Initial Payment Recast Periods

						Weighted
					Weighted	Average		Weighted
				Average	Average	Remaining	Weighted	Average
	Number of	Aggregate	Percent of	Principal	Current	Term to	Average	Original Loan-
Initial Payment Recast	Mortgage	Principal Balance	Mortgage	Balance	Mortgage	Maturity	FICO Credit	to-Value Ratio
Period (months)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	(%)
60	497	$187,714,052.55	32.95%	377,694.27	5.670	388	718	75.39
120	851	382,033,925.61	67.05	448,923.53	5.399	398	711	74.15

Total	1,348	$569,747,978.16	100.00%